UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

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Kratos Defense & Security Solutions, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 4, 2025
Dear Stockholder:
You are cordially invited to attend the 2025 Annual Meeting of Kratos Defense & Security Solutions, Inc. (“Kratos”), which will be held virtually at www.virtualshareholdermeeting.com/KTOS2025, on Wednesday, May 14, 2025, at 9:00 a.m. PDT. We hope you will be able to attend the virtual annual meeting.
At our annual meeting, our stockholders will be asked to elect the eight directors named herein to our Board of Directors; to ratify the Board of Directors’ selection of Deloitte & Touche LLP as our independent registered public accounting firm; to cast an advisory vote to approve the compensation of our named executive officers; and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Following the formal annual meeting, we will also present a report on our operations and activities, and management will be pleased to answer your questions about us and our business.
Whether or not you plan to attend the virtual annual meeting, and regardless of the number of shares of Kratos common stock you own, it is important that your shares be represented at the annual meeting. This year, we are pleased to take advantage of rules enacted by the Securities and Exchange Commission that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting of Stockholders, our proxy statement, our 2024 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the Internet and how to cast your vote via the Internet or by telephone. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you have received a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided or by utilizing the telephone or Internet voting systems.

Sincerely,

Eric DeMarco President and Chief Executive Officer

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
1 CHISHOLM TRAIL, SUITE 300
ROUND ROCK, TX 78681
(512) 238-9840
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 14, 2025
To the Stockholders of Kratos Defense & Security Solutions, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kratos Defense & Security Solutions, Inc. (the “Company”) will be held on Wednesday, May 14, 2025, at 9:00 a.m. PDT, virtually at www.virtualshareholdermeeting.com/KTOS2025, for the following purposes:
1.To elect the following eight nominees as directors to serve until the next annual meeting, or until their successors are duly elected and qualified: Scott Anderson, Bradley Boyd, Eric DeMarco, Bobbi Doorenbos, William Hoglund, Scot Jarvis, Deanna Lund and Amy Zegart.
2.To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2025.
3.An advisory (non-binding) vote to approve the compensation of the Company's named executive officers, as presented in the proxy statement accompanying this Notice.
4.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Our Board of Directors unanimously recommends a vote “FOR” the election of all of the director nominees, and “FOR” each of proposals 2 and 3. The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Our Board of Directors has fixed the close of business on March 17, 2025 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof. All stockholders are invited to attend the meeting. To participate, you must access the virtual meeting at www.virtualshareholdermeeting.com/KTOS2025 and use the multi-digit Control Number provided with your proxy materials. As always, we encourage you to vote your shares prior to the annual meeting.

By Order of the Board of Directors,

Eric DeMarco
April 4, 2025	President and Chief Executive Officer

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING VIRTUALLY.
        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 14, 2025: Our Notice of Annual Meeting of Stockholders, proxy statement and 2024 Annual Report on Form 10-K are available at www.proxyvote.com.

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2025 PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Stockholders

Time & Date:	9:00 a.m. PDT, May 14, 2025
Place:	Meeting live via the Internet at www.virtualshareholdermeeting.com/KTOS2025. You will need to have the multi-digit Control Number provided in your proxy materials to access the virtual meeting.
Record Date:	March 17, 2025
Voting:
You may vote either during the Annual Meeting at www.virtualshareholdermeeting.com/KTOS2025, or prior to the Annual Meeting by telephone, the Internet or mail. See the section entitled “How to Vote” below for more detailed information regarding how you may vote your shares.

Meeting Agenda and Voting Recommendations

Proposal		Board of Directors Vote Recommendation	Page References (for more detail)
1.	Election of Directors	FOR EACH DIRECTOR NOMINEE	18

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2025	FOR	23

3.	Advisory (non-binding) vote to approve the compensation of the Company's named executive officers	FOR	25

Proposal 1: Director Nominees
The following table provides summary information about each director nominee. Each director nominee will be elected to serve until the next annual meeting of stockholders.

Name	Age	Director Since	Occupation	Independent	Committees
Scott Anderson	66	1997	Principal, Cedar Grove Partners, LLC	x	Audit (Chair); Nominating & Corporate Governance
Bradley Boyd	52	2023	Colonel (Ret.), U.S. Army; Visiting Fellow, The Hoover Institution, Stanford University	x	Audit
Eric DeMarco	61	2003	President and Chief Executive Officer, Kratos
Bobbi Doorenbos	55	2024	Brigadier General (Ret.), U.S. Air Force; Military/Commercial Pilot	x	Compensation
William Hoglund (Chairman)	71	2001	Member, Safeboats International, LLP	x	Audit; Compensation; Nominating & Corporate Governance
Scot Jarvis	64	1997	Principal, Cedar Grove Partners, LLC	x	Audit; Compensation (Chair); Nominating & Corporate Governance
Deanna Lund	57	2021	Executive Vice President and Chief Financial Officer, Kratos
Amy Zegart	57	2014	Senior Fellow, The Hoover Institution, Stanford University and Senior Fellow, Stanford Human-Centered Artificial Intelligence Institute	x	Nominating & Corporate Governance (Chair)

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2025 (please review the complete Proposal No. 2 beginning on page 23 of this proxy statement).
Proposal 3: Advisory Vote to Approve Compensation of Named Executive Officers
As required by Section 14A of the Exchange Act, we are asking our stockholders to provide an advisory vote relating to the compensation of our named executive officers. The Compensation Committee has developed our executive compensation strategy to achieve the following principal compensation objectives:

•align executive compensation with our stockholders’ interests, including placing a majority of compensation “at risk” and requiring that a significant portion of the Chief Executive Officer’s and other executive management’s equity awards vest in a manner that is directly tied to the Company’s performance and growth;
•recognize individual initiative and achievements and successful execution of the Company’s strategic plan, as approved by the Company’s Board of Directors;
•attract, motivate and retain highly qualified executives; and
•create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.
At the 2024 Annual Meeting, our stockholders indicated approval of the compensation of our named executive officers, with 92.22% of the votes cast in favor of the advisory vote (excluding abstentions and broker non-votes). The Compensation Committee and our management continuously gather feedback from key stockholders regarding our executive compensation and develop a compensation structure that more closely aligns pay with performance and aligns the interests of our executives with our stockholders. We continue to regularly solicit feedback from the Company’s stockholders regarding our performance, our progress on executing the Company’s strategic plan and our executive compensation philosophy and programs. As a result, our Compensation Committee has taken the following actions with respect to executive compensation:
2024 Executive Pay Highlights: In establishing compensation for 2024, the Compensation Committee continued to focus on clear alignment between pay and performance:
•Base Salary:  Continuing the Compensation Committee’s emphasis on aligning pay with the long-term interests of the Company’s stockholders and investors, the Company’s business strategy and performance, and taking into consideration the expected continued investments and increase in growth of the Company’s strategic core business focus areas until critical mass is achieved, the base salaries of a majority of our executive officers remained frozen as in prior years. After numerous years of being frozen, the base salaries of three division presidents were increased in order to align their salaries to reflect the growth of their divisions, their roles and responsibilities, and to be consistent with other Company division presidents. Even with the increases in these individuals’ respective base salaries, the compensation for our executives in 2024 was largely incentive-based, directly tied to the Company’s performance and growth, maintaining close alignment with long-term stockholder interests.
•Long-Term Equity Incentives:  The Company continued its practice of issuing an approximate 50%/50% mix (at target) of performance-based and time-based equity incentives. Similar to the restricted stock units (“RSUs”) granted since 2020, approximately 50% of the grants are performance-based and approximately 50% of the grants are time-based. The performance-based RSUs granted in January 2024 vest 33.3% for every 10% increase in Adjusted EBITDA as compared to the Company’s record Adjusted EBITDA reported for 2023. The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. The time-based RSUs vest ratably over five years, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on feedback received through our Kratos investor and stockholder outreach and communication plan. Adjusted EBITDA reflects the Company’s return on internal investments made; the profit contribution from growth in revenues; and the expected leverage on the Company’s fixed overhead, manufacturing, research, development and selling, general and administrative (“SG&A”) infrastructure investments. Adjusted EBITDA is also reflective of the quality of the Company’s revenues and revenue growth, and reflective of the expected related increase in the Company’s profits, cash flow and stockholder returns, as strategic initiatives and programs successfully transition from investment to development to production. The Compensation Committee believes that the use of long-term Adjusted EBITDA growth as a performance measure appropriately incentivizes the management team, as it reflects the appropriate long- and short-term balance between near-term investments and new product and system developments made by the Company, while also requiring management to focus on adequate and expected long-term returns for Kratos stockholders.
The Compensation Committee also believes that the expectation of long-term growth in profits or Adjusted EBITDA is different than the short-term expectation since the short-term profitability is/can be balanced/impacted by that particular year or period’s Federal Government and Department of Defense (“DoD”) budget priorities, the size of the DoD budget, DoD budget approval timing, changes in Administration or relative Federal Government or customer agency leadership, the impact of Federal budget Continuing Resolution Authorizations (“CRAs”), Federal Government shutdowns or political party impasses, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which our management team is expected to successfully address. Additionally, the Company has a very robust and expanding customer and congressional communication and outreach plan, which is focused on long-term Federal DoD budgets and funding priorities, which are related to the Company and its programs, with which the Company’s success, including long-term Adjusted EBITDA, is closely aligned. The Compensation Committee believes that long-term growth metrics of the Company, including revenue and Adjusted EBITDA, closely align with the overall growth profile expectations of the Company’s stockholders, based on feedback from our recurring stockholder outreach program.

Adjusted EBITDA is a non-GAAP measure. A definition of Adjusted EBITDA, and a reconciliation of Adjusted EBITDA to the nearest GAAP counterpart, is provided in Annex A.

2025 Executive Pay Highlights: In establishing compensation for 2025, the Compensation Committee continued to focus on clear alignment between pay and performance:
•Base Salary: In September 2024, the Compensation Committee performed its annual review of the compensation packages for each executive officer, including our Chief Executive Officer, and specifically Mr. DeMarco’s performance and direct successful impact on the Company’s strategic positioning and execution in multiple priority funded growth areas in the industry, including our identification, establishment and execution of new opportunities associated with new strategic collaboration agreements and ventures in the turbo fan and solid rocket motor propulsion areas, and the Company’s overall advancement and achievement in accordance with the Company’s long-term goals. As part of the Compensation Committee’s review process, it also took into consideration that many peer companies of Kratos’ size have a separate Chief Executive Officer and Chief Operating Officer; while at Kratos, the roles and responsibilities of both the CEO and COO are performed and executed successfully by Mr. DeMarco, as reflected in the Company’s record financial performance, in particular, revenues and Adjusted EBITDA, and the Kratos backlog and bid and proposal opportunity pipeline. As a result of the Compensation Committee’s review, the Committee recommended an increase in the Chief Executive Officer’s base salary to $1,000,000 for 2025, which is equivalent to the base salary of the 75th percentile of CEOs in the Company’s peer group. In reviewing the base salaries of each executive officer annually, the Compensation Committee also takes into consideration each executive officer’s individual competitive positioning success and achievements in the market, increases or decreases in responsibility or role, and/or other considerations deemed appropriate. Additionally, as part of the Compensation Committee’s review, it was noted that after several years of being frozen, the base salaries of two other Kratos executive officers should be increased in order to align their salaries to reflect their roles, responsibilities within Kratos and competitive positioning in the market. The compensation for the Company’s executives continues to remain primarily incentive-based and directly tied to the Company’s financial performance and growth, in order to maintain close alignment with long-term stockholder interests.
•Long-Term Equity Incentives: The Company continued its practice of issuing an approximate 50%/50% mix (at target) of performance-based and time-based equity incentives with approximately 50% of the grants are performance-based and approximately 50% of the grants are time-based. The performance-based RSUs granted in January 2025 vest 33.3% for every 10% increase in Adjusted EBITDA, as compared to the Company’s Adjusted EBITDA for 2024. The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. The time-based RSUs vest ratably over five years, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. As discussed above, the Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on feedback received through our Kratos investor and stockholder outreach and communication plan.
Other Executive Compensation Best Practices: In 2024 and 2025, the Company continues to maintain the following compensation best practices:
•Stock Ownership Target Guideline: Continued the stock ownership target guideline for our Chief Executive Officer of five times his base salary.
•Change in Control Agreements: The Company continued its commitment not to enter into any new change in control agreements that contain excise tax gross-ups and will remove any existing excise tax gross-up provisions when existing agreements are renewed or materially amended.
•Anti-Hedging and Anti-Pledging Policy: The Company continued its policy that prohibits any hedging and pledging transactions in the Company’s securities by directors and executive officers.
•Insider Trading Policy: The Company has adopted an insider trading policy that restricts transactions in our securities by our directors, officers, employees and certain other covered persons while in the possession of material non-public information. Our insider trading policy is designed to ensure compliance with insider trading laws, SEC rules and regulations and the Nasdaq Listing Rules. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 29, 2024.
•Clawback Policy: The Compensation Committee continued its Incentive Compensation Recoupment Policy, under which the Company will seek to recover full or partial portions of cash and equity-based incentive compensation received by executive officers when such incentive compensation (a) was tied to the achievement of financial results that are subsequently restated to correct an accounting error due to material noncompliance with financial reporting requirements and (b) would have been lower based upon the subsequently restated financial results. The Incentive Compensation Recoupment Policy for executive officers has a broader application than the clawback requirements under the Sarbanes-Oxley Act. The Company’s compensation recovery policy was updated in 2023 in order to align with the requirements of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules adopted by the NASDAQ Stock Market.
Additional information about our compensation philosophy and program, including the compensation actions summarized above, can be found in the “Compensation Discussion and Analysis” section beginning on page 32 of this proxy statement. Our Board of Directors and Compensation Committee believe that the compensation of our named executive officers is appropriate and reasonable and that our compensation policies and procedures are sound and in the best interests of the Company and its stockholders. Additionally, the Compensation Committee believes that our compensation policies and procedures are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our stockholders and motivating our executive officers to remain with the Company for long and productive careers. The Company’s compensation philosophy and program are routinely discussed with the Company’s stockholders as part of the Company’s stockholder outreach program, and based on this outreach program, we are confident that our compensation philosophy and program are aligned with our stockholders’ expectations.
        Cautionary Statement. This proxy statement contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including every Kratos business forecasting organic revenue growth year over year, Kratos’ forecasted consolidated revenue growth year over year, and Kratos’ initial revenue growth forecast year over year; the estimated value of Kratos’

contract for the MACH-TB 2.0 hypersonic system; and expectations regarding the Company’s joint venture with RAFAEL and collaboration with GE Aerospace. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. Any statements in this proxy statement that do not describe historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations but are subject to a number of risks and uncertainties. Many of these factors are beyond our ability to control or predict. As a result, you should not place undue reliance on forward-looking statements. Important risks and uncertainties that could cause our actual results or achievements to differ materially from the results or achievements reflected in our forward-looking statements include, but are not limited to: changes, cutbacks or delays in spending by the U.S. Department of Defense may occur which could cause delays or cancellations of key government contracts; delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; the availability of government funding for the Company’s products and services due to performance, cost growth, or other factors; changes in government and customer priorities and requirements; the potential of the current economic environment to adversely impact our business; currently unforeseen risks associated with any public health crisis; risks related to natural disasters or severe weather; changes in the scope or timing of our projects; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; risks of adverse regulatory action or litigation; risks related to our international operations; risks associated with debt leverage; failure to successfully achieve our integration, cost reduction or divestiture strategies; risks related to security breaches, cybersecurity attacks or other significant disruptions of our information systems; and competition in the marketplace, which could reduce revenues and profit margins. The factors that could cause our actual future results to differ materially from current expectations are identified and described in more detail in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended December 29, 2024. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
1 CHISHOLM TRAIL, SUITE 300
ROUND ROCK, TX 78681

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2025
General
The enclosed proxy is solicited on behalf of our Board of Directors (the “Board”) for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Kratos Defense & Security Solutions, Inc., to be held on May 14, 2025 at 9:00 a.m. PDT and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/KTOS2025. If you plan to attend the virtual meeting, you must access the virtual meeting at www.virtualshareholdermeeting.com/KTOS2025 and use the multi-digit Control Number provided with your proxy materials to participate and submit questions.
We intend to mail a Notice Regarding the Availability of Proxy Materials (the “Notice”) or our proxy materials to all stockholders of record entitled to vote at the Annual Meeting on or about April 4, 2025. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials.
All references to “us”, “we”, “our”, “the Company” and “Kratos” refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation, and its subsidiaries.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2025:
        Our Notice of Annual Meeting of Stockholders, proxy statement and 2024 Annual Report on Form 10-K are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Solicitation and Revocation of Proxy
Our Board is soliciting the accompanying proxy. In accordance with unanimous recommendations of our Board, the individuals named in the proxy will vote all shares represented by proxies in the manner designated, or, if no designation is made, they will vote the proxies FOR the election of all of the director nominees, and FOR each of proposals 2, and 3. In their discretion, the proxy holders named in the proxy are authorized to vote on any matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. As of the date of this proxy statement, our Board does not know of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted.
If you give a proxy, you may revoke it at any time before the final vote at the Annual Meeting, either:
(1)   by attending the Annual Meeting online at www.virtualshareholdermeeting.com/KTOS2025, revoking your proxy and voting again;
(2)   by sending a written notice that you are revoking your proxy to our Corporate Secretary at 10680 Treena Street, Suite 600, San Diego, California, 92131; or
(3)   by submitting another properly completed and executed proxy card with a later date to us at the above noted address.

Shares Outstanding and Voting Rights
Only stockholders of record as of the record date, March 17, 2025, will be entitled to notice of and to vote at the Annual Meeting or at any continuation, postponement or adjournment of the original meeting. On the record date, our only class of voting stock outstanding was common stock. On March 17, 2025, 153,285,643 shares of common stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters to be voted upon at the Annual Meeting.
How to Vote
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by attending the Annual Meeting virtually at www.virtualshareholdermeeting.com/KTOS2025. You must use the multi-digit Control Number provided with your proxy materials to submit your vote.
If you do not wish to vote during the Annual Meeting or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:
•To vote via the Internet, go to the Internet address stated on your proxy card.
•To vote by telephone, call the number stated on your proxy card.
•To vote by mail, simply mark your proxy card, date, and sign it and return it in the postage-prepaid envelope.
Votes submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Time on May 13, 2025. Submitting your proxy via the Internet or by telephone will not affect your right to vote should you decide to attend the Annual Meeting virtually online through the link at www.virtualshareholdermeeting.com/KTOS2025. If voting by mail, the proxy card must be received prior to the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.
        We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent
If at the close of business on March 17, 2025 your shares of common stock were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and you will receive a proxy card and voting instructions from that organization. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone.
Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting virtually, you must use the multi-digit Control Number provided with your proxy materials to submit your vote.
Voting Kratos Shares Held Through the Kratos 401(k) Plan
The Kratos 401(k) Plan provides that the trustee of the plan will vote the shares of our common stock that are not directly voted by the participants in the plan. If the trustee does not receive voting instructions from participants in the Kratos 401(k) Plan, the trustee may vote the shares of our common stock under such plan in the same proportion as the shares voted by all other respective plan participants. If the trustee receives a signed but not voted proxy card, the trustee will vote such shares of our common stock according to the Board’s recommendations.

Counting of Votes; Quorum
The inspector of election appointed for the meeting by our Board will count the votes cast by proxy or virtually at the Annual Meeting. The inspector will count those votes to determine whether or not a quorum is present.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock entitled to vote are represented by votes at the Annual Meeting or by proxy. At the close of business on March 17, 2025, the record date for the Annual Meeting, there were 153,285,643 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Your shares will be counted toward the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other nominee) or if you vote virtually at the Annual Meeting. Abstentions will be counted toward the quorum requirement. Broker non-votes will also be counted toward the quorum requirement. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date to provide the Company with the opportunity to establish a quorum.
Required Vote
The following is a summary of the voting requirements that apply to the proposals discussed in this proxy statement:

Proposal		Vote Required	Discretionary Voting Allowed?
1.	Election of Directors	Plurality	No
2.	Ratification of Selection of Independent Registered Public Accounting Firm	Majority	Yes
3.	Advisory Vote to Approve the Compensation of the Company's Named Executive Officers	Majority	No
Our Board unanimously recommends a vote “FOR” the election of all of the director nominees and “FOR” each of proposals 2 and 3.
A “plurality” means, with regard to the election of directors, that the eight nominees for director receiving the greatest number of “for” votes from our shares entitled to vote will be elected.
A “majority” means that a proposal will pass if it receives a number of “for” votes that is a majority of the shares of common stock present virtually or represented by proxy and entitled to vote at the Annual Meeting.
“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which rules permit such bank, broker, or other holder of record to vote. As noted below, when banks, brokers, and other holders of record are not permitted under the rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes.”
Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our Board and Compensation Committee will review the results of the vote and, consistent with our record of stockholder engagement, will take the results into account in making future determinations concerning executive compensation.
Effect of Withhold Authority Votes, Abstentions and Broker Non-Votes
Withhold Votes: Shares subject to instructions to withhold authority to vote on the election of directors will not be voted. This will have no effect on the election of directors because, under plurality voting rules, the eight director nominees receiving the highest number of “for” votes will be elected. However, if any nominee for director receives a greater number of votes “withheld” than votes “for” his or her election, our corporate governance policies require that such person must promptly tender his or her resignation to the Board following certification of the vote. Within 60 days after the Annual Meeting, any such resignation will be reviewed by our Nominating and Corporate Governance Committee and, within 90 days after the Annual Meeting, the Board will determine whether to accept, reject or take other appropriate action with respect to the resignation.
Abstentions: Under Delaware law (under which Kratos is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting. Therefore, abstentions will have the same effect as a vote “against”: Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm; and No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers.
Broker Non-Votes: Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”
Banks, brokers, and other such record holders are not permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the votes on: Proposa1 No. 1—Election of Directors; and Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors, and on the advisory vote related to the compensation of our named executive officers, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2025 is considered a routine matter. Therefore, your broker will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.
Delivery of Notice of Internet Availability of Proxy Materials; Delivery of Multiple Proxy Materials
Under rules adopted by the SEC, we may provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to most of our stockholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvote.com. The Notice also tells you how to access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
If you received more than one package of proxy materials, this means that you have multiple accounts holding shares of Kratos common stock. These may include: accounts with our transfer agent, EQ Shareowner Services; shares held in Kratos’ 401(k) Plan or employee stock purchase plan (“Purchase Plan”); and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.
Cost and Method of Solicitation
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, other employees, or consultants. No additional compensation will be paid to directors, officers, or other regular employees for such services. We have retained Georgeson Inc. to act as a proxy solicitor for a fee estimated to be $10,000, plus reimbursement of out-of-pocket expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.
Stockholder List
A complete list of registered stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, for ten days prior to the date of the Annual Meeting during ordinary business hours at our principal place of business located at 1 Chisholm Trail, Suite 300, Round Rock, Texas 78681. The list will also be available electronically at www.virtualshareholdermeeting.com/KTOS2025 during the Annual Meeting.
Admission to the Annual Meeting
If you plan to attend the meeting virtually, you must access the virtual meeting at www.virtualshareholdermeeting.com/KTOS2025 and use the multi-digit Control Number provided with your proxy materials. Our virtual meeting platform, which will be provided by Broadridge Financial Solutions, allows all participating stockholders to submit questions during the Annual Meeting. In addition, it also allows our stockholders to vote on proposals online. We believe that our virtual platform increases stockholder participation while at the same time affording the same rights and opportunities to participate as stockholders would have at a physical annual meeting. A support number will be visible 15 minutes prior to the meeting on the virtual meeting landing page if you may need assistance.
Voting Results
Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the date of the Annual Meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

CORPORATE GOVERNANCE
Overview
We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Ethics, together with our certificate of incorporation, bylaws, and the charters of the committees of our Board (the “Committees”), form the basis for our corporate governance framework. As discussed below, our Board has established three standing committees to assist it in fulfilling its responsibilities to the Company and its stockholders: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and our stockholders. The Corporate Governance Guidelines are available for review on our website at www.kratosdefense.com/about-kratos/governance. Please note, however, that we have included this website address and our other website addresses in this proxy statement solely as inactive textual references. We do not incorporate the information on, or accessible through, any of our websites into this proxy statement, and you should not consider any information on or accessible through any of our websites as part of this proxy statement.
Director Independence
Our Board has unanimously determined that six of our directors standing for re-election, Mr. Anderson, Colonel Boyd, General Doorenbos, Mr. Hoglund, Mr. Jarvis, and Ms. Zegart, who constitute a majority of the Board, are “independent” directors as that term is defined by NASDAQ Stock Market Rule 5605(a)(2). In making this determination, the Board has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors have a material relationship with us (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us) that would interfere with the director’s ability to exercise independent judgment in carrying out his or her responsibilities as a director. In addition, based upon NASDAQ Stock Market Rule 5605(a)(2), the Board determined that Mr. DeMarco and Ms. Lund are not “independent” because Mr. DeMarco is the Company’s President and Chief Executive Officer and Ms. Lund is the Company’s Executive Vice President and Chief Financial Officer.
Nominations for Directors
The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. As provided by our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider and evaluate any recommendation for director nominees proposed by a stockholder or group of stockholders that has continuously held at least 3% of the outstanding shares of our common stock entitled to vote at the annual meeting of stockholders for at least three years by the date the stockholder makes the recommendation and who satisfies the notice, information and consent provisions set forth in our Third Amended and Restated Bylaws, as amended (the “Bylaws”). The Nominating and Corporate Governance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.
See “Stockholder Proposals” below for additional information regarding the content and timing of the information that must be received by our Corporate Secretary for a director nominee to be considered for election at our 2026 Annual Meeting. A printed copy of our Bylaws may be obtained by any stockholder upon written request to our Corporate Secretary at Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California 92131.
The goal of the Nominating and Corporate Governance Committee is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience to Kratos. As stated in our Corporate Governance Guidelines, nominees for director are to be selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, absence of conflicts of interests with the Company, diversity, ability to make analytical inquiries, understanding of or familiarity with our business, products or markets or similar businesses, products or markets, and willingness to devote adequate time and effort to Board responsibilities. Although we do not have a written policy with respect to Board diversity, the Nominating and Corporate Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.
Additionally, our Bylaws provide that in order to be eligible for election or appointment to the Board, an individual must (i) be at least 21 years of age, (ii) have the ability to be present, in person, at all regular and special meetings of the Board, and (iii) either (a) have substantial relevant experience in the national defense and security industry or (b) have, or be able to obtain, a U.S. government issued security clearance relevant to our business. In addition to the foregoing, no person shall be eligible for election or appointment to the Board if such person has been convicted of a crime involving dishonesty or breach of trust or if such person is currently charged with the commission of or participation in such a crime. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in Kratos’ best interests and the best interests of our stockholders. The Nominating and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and at least a majority of the members of our Board must meet the definition of “independent director” under the NASDAQ Stock Market Rules or the listing standards of any other applicable self- regulatory organization. The Nominating and Corporate Governance Committee also believes it to be appropriate for certain key members of our management to participate as members of our Board.
The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board willing to continue to serve. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to be considered for re-election at an upcoming annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such cases, all of the members of our Board are polled for suggestions as to individuals meeting the criteria for nomination to our Board. Research may also be performed to identify qualified individuals. If the Nominating and Corporate Governance Committee believes that our Board requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates.
All directors and director nominees are required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. At the discretion of the Nominating and Corporate Governance Committee, the nominating process may also include interviews and additional background and reference checks for non-incumbent nominees.
Stockholder Communications with Directors
The Board has adopted a Stockholder Communications with Directors Policy. The Stockholder Communications with Directors Policy is available for review on our website at www.kratosdefense.com/about-kratos/governance. Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail. Stockholders should indicate that they are a Company stockholder. Those who wish to send such communications may do so by addressing their communication to: Chairman of the Board or Board of Directors, c/o Corporate Secretary, Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California 92131.
The Board has instructed the Corporate Secretary to review all communications so received and to exercise her discretion, in consultation with legal counsel, not to forward to the Board correspondence if there are safety, security, appropriateness or other concerns that mitigate against delivery. However, the Board or individual directors so addressed shall be advised of any correspondence withheld and any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.
Code of Ethics
Our Board has adopted a Code of Ethics that applies to all of our directors, officers, and employees. The Code of Ethics is available for review on our website at www.kratosdefense.com/about-kratos/governance and is also available in print, without charge, to any stockholder who requests a copy by writing to us at Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California, 92131, Attention: Investor Relations. Each of our directors, employees, and officers, including our Chief Executive Officer, Chief Financial Officer, General Counsel and Corporate Controller, are required to comply with the Code of Ethics. The Audit Committee is responsible for reviewing all amendments to the Code of Ethics and providing for prompt disclosure of all amendments and waivers required to be disclosed under applicable law; provided that any substantive change to or waiver of the Code of Ethics for executive officers or directors must be approved by the Board. We will disclose future amendments to our Code of Ethics or waivers required to be disclosed under applicable law from our Code of Ethics for our executive officers or directors on our website, www.kratosdefense.com, within four business days following the date of the amendment or waiver.
Meetings and Committees of the Board
Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports, analyses, email and verbal communications presented/communicated to the Board and the Committees. Regular communications between our directors and management also occur apart from meetings of the Board and the Committees.
Meeting Attendance
Our Board normally meets quarterly but may hold additional meetings as required. During fiscal year 2024, the Board held four regularly scheduled meetings, and three special meetings. Each of our directors attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings of each Committee on which he or she was serving during his or her period of service on the Board in 2024.
Our Board has adopted a “Board Member Attendance at Annual Meetings Policy,” which strongly encourages all directors to attend the Company’s annual meetings of stockholders. All our directors then in office attended last year’s annual meeting of stockholders. The full policy is available for review on our website at www.kratosdefense.com/about-kratos/governance.
Executive Sessions
Executive sessions of independent non-employee directors are held in connection with each regularly scheduled Board meeting, and at other times as necessary, and are chaired by our Chairman of the Board. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer, Chief Financial Officer, and other non-independent directors. The Committees of our Board may also meet in executive session at the end of each Committee meeting. Executive sessions of the Audit Committee and Compensation Committee are routinely held with the regularly scheduled meetings of the respective Committees.
Committees of the Board
Our Board currently has three standing Committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee
Our Audit Committee consists of Mr. Anderson (Chairperson), Colonel Boyd, Mr. Hoglund, and Mr. Jarvis. Mr. Hagen was a member of our Audit Committee until his resignation from our Board on October 2, 2024. Our Board has affirmatively determined that each member of the Audit Committee is independent under NASDAQ Stock Market Rule 5605(a)(2) and meets the independence and all other qualifications under NASDAQ Stock Market Rule 5605(c), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and applicable rules of the SEC. Our Board has also affirmatively determined that Mr. Anderson qualifies as an “audit committee financial expert” as such term is defined in Regulation S-K under the Securities Act of 1933, as amended. During 2024, the Audit Committee met seven times.
The Audit Committee acts pursuant to a written charter, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The responsibilities of the Audit Committee include overseeing, reviewing, and evaluating our financial statements, accounting and financial reporting processes, disclosure controls, internal control functions and the audits of our financial statements. The Audit Committee is also responsible for the appointment, compensation, retention, and, as necessary, termination of our independent auditors. Additional information regarding the Audit Committee is set forth below in the “Report of the Audit Committee”.
Compensation Committee
Our Compensation Committee consists of Mr. Jarvis (Chairperson), General Doorenbos, and Mr. Hoglund. Our Board has affirmatively determined that each member of the Compensation Committee is independent as such term is defined under NASDAQ Stock Market Rule 5605(a)(2) and meets the independence and all other qualifications under NASDAQ Stock Market Rule 5605(d). During 2024, the Compensation Committee formally met four times and had further additional discussions as it deemed appropriate. Our Board has adopted a charter for the Compensation Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The Compensation Committee reviews and makes recommendations to our Board concerning the compensation and benefits of our executive officers (including the Chief Executive Officer) and directors, oversees the administration of our equity and employee benefits plans, reviews our management of human capital risk, and reviews general policies relating to compensation and benefits. In accordance with NASDAQ Stock Market Rule 5605(d), the Compensation Committee evaluates the independence of each compensation consultant, outside counsel and advisor retained by or providing advice to the Compensation Committee. The “Compensation Discussion and Analysis” section below provides additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive compensation.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Ms. Zegart (Chairperson), Mr. Anderson, Mr. Hoglund, and Mr. Jarvis. Our Board has affirmatively determined that each member of the Nominating and Corporate Governance Committee is independent as such term is defined under NASDAQ Stock Market Rule 5605(a)(2). The Nominating and Corporate Governance Committee evaluates and recommends to the Board nominees for each election of directors. The Nominating and Corporate Governance Committee met four times in 2024. Our Board has adopted a charter for the Nominating and Corporate Governance Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The responsibilities of the Nominating and Corporate Governance Committee include making recommendations to the Board with respect to the nominations or elections of directors and providing oversight of our corporate governance policies and practices, including matters of corporate responsibility and sustainability with regard to the potential long- and short-term trends and impacts to the Company’s business of environmental, social and governance issues and the public reporting on these topics.

Board and Committee Effectiveness
The Board, and each of its Committees, performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. The Board and Committee evaluations cover a wide range of topics, including, among others, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Guidelines and charters for each Committee.
Board Leadership Structure
The Board believes that its current independent Board structure is best for our Company and provides good corporate governance and accountability. The Board does not have a fixed policy regarding the separation of the roles of the Chairman of the Board and the Chief Executive Officer because it believes the Board should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interests of the Company and its stockholders. The functions of the Board are carried out by the full Board, and when delegated, by the Committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.
The Board believes that the current structure of a separate Chairman of the Board and Chief Executive Officer is the optimum structure for the Company at this time, taking into consideration Mr. DeMarco’s active role in pursuing the Company’s business and strategic plans.
Board Role in Risk Management
The risk oversight function of the Board is carried out by the Board and each of its Committees, with the primary responsibility for identifying and managing risk at the Company resting with senior management. While the risk oversight function and matters of strategic risk are considered by the Board as a whole, each of the Committees has the following risk oversight responsibilities:
•As provided in its charter, the Audit Committee meets periodically with management to discuss our major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Each quarter, our head of Internal Audit reports directly to the Audit Committee on the activities of our internal audit function and at least annually our General Counsel reports directly to the Audit Committee on our ethics and compliance program. Management also reports to the Audit Committee on legal, finance, accounting, and tax matters at least quarterly. The Board is provided with reports on legal matters at least quarterly and on other matters related to risk oversight on an as-needed basis. The Audit Committee typically also has executive sessions with the internal auditors and external auditors without senior management.
•As provided in its charter, the Nominating and Corporate Governance Committee considers risks related to regulatory and compliance matters.
•As provided in its charter, the Compensation Committee considers risks related to the design of the Company’s compensation programs for our executives and the management of our human capital risks.
•Our entire Board considers cybersecurity risk as part of its risk oversight function, and our entire Board oversees management’s implementation of our cybersecurity risk management program.
•Our entire Board receives regular reports from management on our cybersecurity risks. In addition, management updates our entire Board, as necessary, regarding any material cybersecurity incidents, as well as any incidents with lesser impact potential.
•Board members receive presentations on cybersecurity topics from our Chief Information Officer, internal security staff or external experts as part of the Board’s continuing education on topics that impact public companies.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consists of Mr. Jarvis (Chairperson), General Doorenbos and Mr. Hoglund. During fiscal year 2024, no members of our Compensation Committee were officers or employees of Kratos or any of our subsidiaries or had any relationship otherwise requiring disclosure hereunder. In addition, none of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or our Compensation Committee.
Certain Relationships and Related Party Transactions
None of our directors are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their service on the Board that would be required to be disclosed pursuant to NASDAQ Stock Market Rule 5250(b)(3). During fiscal year 2024, the Company did not engage in any related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K.
Procedures for Approval of Related Party Transactions
Under its charter, the Audit Committee is charged with reviewing all potential related party transactions. Our policy has been that the Audit Committee, which is comprised solely of independent, disinterested directors, is responsible for reviewing and approving related party transactions. All such related party transactions are then disclosed where required under applicable SEC rules. With respect to related party transactions involving certain suppliers or customers of which an executive officer or director of the Company holds a controlling ownership interest, the Audit Committee has delegated authority to the Chief Executive Officer to review and approve such transactions, subject to management presenting approved transactions to the Audit Committee on at least a quarterly basis for further review and ratification by the Audit Committee. Aside from this policy and procedure, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case-by-case basis.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently consists of eight directors, six of whom are independent directors within the meaning of the listing standards of the NASDAQ Stock Market (“NASDAQ”), and all of whom are standing for re-election to the Board at the Annual Meeting. In October 2024, we announced the resignation of Mr. Daniel Hagen, effective as of October 2, 2024. We thank him for his service, guidance and oversight. All directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified, or until their earlier death, resignation, or removal.
Our Board has designated the persons named below as nominees for election of directors. All nominees are currently serving as directors of the Company. If elected at the Annual Meeting, each of the nominees will serve until our 2026 Annual Meeting of Stockholders, or until their successors are duly elected and qualified.
At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement.
Information Regarding Director Nominees
Nominees for Election to the Board:

Name	Age	Committees/Audit Committee Financial Expert
Scott Anderson	66	Audit Committee (Chair) & Audit Committee Financial Expert Nominating and Corporate Governance Committee
Bradley Boyd	52	Audit Committee
Eric DeMarco	61
Bobbi Doorenbos	55	Compensation Committee
William Hoglund, Chairman	71	Audit Committee Compensation Committee Nominating and Corporate Governance Committee
Scot Jarvis	64	Audit Committee Compensation Committee (Chair) Nominating and Corporate Governance Committee
Deanna Lund	57
Amy Zegart	57	Nominating and Corporate Governance Committee (Chair)
Scott Anderson
Scott Anderson has served as a director since March 1997. Mr. Anderson was President and Chief Executive Officer of NE Wireless Networks, LLC, a wireless telecommunications provider in Maine, from September 2013 through the 2018-2020 sale and transition of its assets to a major telecommunications provider. Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment partnership, since 1997, and a principal of Cedar Grove Investments, LLC, a private seed capital firm, since 1998. Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of the Acquisitions and Development group, from 1986 until 1997. Before joining McCaw Cellular in 1986, Mr. Anderson was engaged in private law practice. More recently, Mr. Anderson served on the board of directors and was Audit Committee Chairman of SunCom Wireless Holdings, Inc. until its acquisition by T‑Mobile USA, Inc. in February 2008. Mr. Anderson was also a director of TC Global, Inc., a public company registrant, from July 2010 to November 2013. He currently serves on the board of directors of several private companies, including PowerLight, Inc., Saltchuk, Inc., and Anvil Corp.; he is the Chairman of the board of directors of Opanga, Inc., and serves as an advisor to the board of directors of Tupl, Inc., both of which are also private companies. Mr. Anderson received a bachelor’s degree in History from the University of Washington, magna cum laude, and a law degree from the University of Washington Law

School, with highest honors. Mr. Anderson’s formal legal training, extensive experience in mergers and acquisitions, experience with litigation matters, experience in analyzing and evaluating financial statements gained while serving on public company and private company boards and audit committees, and as a chief executive officer provide important resources in his service on our Board and in his capacity as the chairman of our Audit Committee and as our Audit Committee financial expert. Mr. Anderson holds a Top Secret National Security Clearance.
Bradley Boyd
Colonel (Ret.) Bradley Boyd has served as a director since November 2023. Since November 2021, Colonel Boyd has served as a Visiting Fellow at the Hoover Institution at Stanford University where his work focuses on automation and autonomy in warfare, as well as emergent technology in National Security. Colonel Boyd has also served as a Senior Advisor to The Roosevelt Group since 2021. Upon his retirement in November 2021 as a U.S. Army Colonel, Colonel Boyd completed his 31-year military career with 19 years in the U.S. Army after an initial 12 years in the U.S. Marine Corps. Colonel Boyd has also served as Defense and Foreign Policy Advisor to Senator Angus King, as Director of Chief of Staff of the Army General Mark Milley’s Coordination Group, and as the lead for AI-enabled warfighting development at the Department of Defense’s Joint Artificial Intelligence Center. He also served as the U.S. Army’s liaison to the British Army for Capability Development at British Army Headquarters in the United Kingdom. Colonel Boyd’s operational experience includes deployments throughout Central Asia, the Middle East, the Western Pacific, Europe, and South America. Colonel Boyd was a Seminar XXI Fellow at the Massachusetts Institute of Technology and the Senior Military Fellow at the Center for International Security and Cooperation at Stanford University where he published works on cyber and AI-enabled information operations. Colonel Boyd holds a master’s degree in International Politics from Cambridge, a master’s degree in Strategic Cyber Operations from the Army’s Command and General Staff College, and a bachelor’s degree in Anthropology from the University of California, Irvine. Colonel Boyd brings to the Board extensive experience as a military officer, with a focus on security and autonomous technology. Colonel Boyd holds a Top Secret National Security Clearance.
Eric DeMarco
Eric DeMarco joined Kratos in November 2003 as President and Chief Operating Officer. Mr. DeMarco was appointed as a director and assumed the role of Chief Executive Officer effective April 1, 2004. Prior to joining the Company, Mr. DeMarco served as President and Chief Operating Officer of The Titan Corporation (“Titan”), then a NYSE-listed corporation, prior to its acquisition by L-3 Communications. Prior to his being named President and Chief Operating Officer, Mr. DeMarco served as Executive Vice President and Chief Financial Officer of Titan. Prior to joining Titan, Mr. DeMarco served in a variety of public accounting positions primarily focusing on large multi-national corporations and publicly traded companies. Mr. DeMarco received a bachelor’s degree in Business Administration and Finance, summa cum laude, from the University of New Hampshire. Under Mr. DeMarco, we successfully transitioned from a wireless communications company to a national defense and homeland security product solutions business through both organic growth and strategic acquisitions. Mr. DeMarco’s in-depth knowledge of our business and operations, his experience in the defense contracting industry, and his experience with publicly traded companies position him well to serve as our Chief Executive Officer and a member of our Board. Mr. DeMarco holds a Top Secret National Security Clearance.
Bobbi Doorenbos
Brigadier General (Ret.) Bobbi “Flash” Doorenbos has served as a director since March 2024. In her nearly 25 years of distinguished military service, General Doorenbos has served in leadership positions in the White House, Headquarters Air Force, and National Guard Bureau. Her experience includes time as a Special Assistant to Vice President Biden for Defense Policy and Intelligence Programs, as a White House Fellow serving alongside the Secretary of Agriculture, and as Military Deputy for Air Force Training and Readiness, where she had responsibilities over the U.S. Air Force’s operational training infrastructure, readiness and reporting, and aircrew management. General Doorenbos also served as the Wing Commander of the 188th Wing, overseeing its transition from the manned A-10 Warthog to the unmanned MQ-9 Reaper, Intelligence Analysis and Targeting missions. Prior to that, she led the 214th Reconnaissance

Group at Davis Monthan Air Force Base as it gained MQ-1’s and stood up a Launch and Recovery unit at Fort Huachuca, AZ. General Doorenbos served in the Air Force as an F-16 pilot, and is one of a small handful of the first women to fly fighter aircraft. As a pilot in both the Sioux City, IA and Washington, D.C. Air National Guard units, she participated in Operations SOUTHERN WATCH, NOBLE EAGLE, and IRAQI FREEDOM, and has extensive experience at the National Guard Bureau in the Operations, Intelligence, and Requirements/Acquisitions Directorates. General Doorenbos graduated from Iowa State University with a bachelor’s degree of Business Administration in Finance, then went on to graduate with a M.S. Intelligence from the Defense Intelligence Agency’s National Defense Intelligence College, and an Executive MBA from the University of Virginia’s Darden School of Business. General Doorenbos has extensive current and previous board experience, with service on the boards of the White House Fellows Foundation and Association from 2015 to 2022, the National Guard Association since 2019, and STEM Flights since 2019, a 501(c)(3) nonprofit organization dedicated to educating high school students about STEM career fields in aviation. She is also a Senior Advisor with The Roosevelt Group since 2022, a public speaker, executive coach, and a commercial airline pilot with American Airlines since 2001, flying the Airbus 320. General Doorenbos brings to the Board knowledge and experience as a defense and national security policy advisor and military operator. General Doorenbos holds a Top Secret National Security Clearance.
William Hoglund
William Hoglund has served as a director since February 2001 and Chairman of the Board since June 2009. Mr. Hoglund has been an owner of SAFE Boats International, a leading manufacturer of vessels for military, law enforcement, and commercial purposes, since 2000, and has served as a director of SAFE Boats International since 2000. Beginning in November 2021, Mr. Hoglund is also a director of Bridger Trust, a Wyoming Trust Company. From 1994 to 2000, Mr. Hoglund served as Vice President and Chief Financial Officer of Eagle River, LLC, a private investment company. During his tenure at Eagle River, Mr. Hoglund served as a director of Nextel Communications, Inc. and Nextlink Communications, Inc. From 1977 to 1994, Mr. Hoglund worked for J.P. Morgan & Co. and several of its subsidiaries. Mr. Hoglund held a variety of positions in J.P. Morgan’s commercial and investment banking operations. Mr. Hoglund received a bachelor’s degree in Management Science and German Literature, cum laude, from Duke University and a master’s degree in Business Administration from the University of Chicago Booth School of Business. Mr. Hoglund’s financial experience and expertise in both the public and private marketplace make him well suited for his role as a member of the Audit Committee. He also brings significant experience in the defense contracting industry. He has served on various independent committees of the Board, has taken an active leadership role, and is well qualified to serve as the Chairman of the Board. Mr. Hoglund holds a Top Secret National Security Clearance.
Scot Jarvis
Scot Jarvis has served as a director since February 1997. Mr. Jarvis co‑founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership with a focus on wireless communications investments. Prior to co‑founding Cedar Grove, Mr. Jarvis served as a senior executive of Eagle River, Inc., an investment firm owned by Craig McCaw. While at Eagle River he founded Nextlink Communications on behalf of McCaw and served on its board of directors. He has also served on the board of directors of Nextel Communications, NextG Networks, Inc., Leap Wireless, and Rootmetrics, Inc. From 1985 to 1994, Mr. Jarvis served in several executive capacities at McCaw Cellular Communications until it was sold to AT&T. Mr. Jarvis served on the board of directors of Vitesse Semiconductor from 2012 until its acquisition by Microsemi Corporation in April 2015. Mr. Jarvis currently serves on the board of directors of Spectrum Effect (since February 2018), Slingshot Sports (since 1999), and Investco, LLC (since 2022). Mr. Jarvis served as a venture partner with Oak Investment Partners, a multi‑stage venture capital firm from 2000 to 2022. Mr. Jarvis holds a bachelor’s degree in Business Administration from the University of Washington. Mr. Jarvis has extensive experience with mergers and acquisitions transactions, which has been of particular significance to the Board during the Company’s pursuit of growth strategies through mergers and acquisitions. Mr. Jarvis holds a Top Secret National Security Clearance.

Deanna Lund
Deanna Lund has served as Kratos’ Executive Vice President and Chief Financial Officer since April 2004 and as a director since May 2021. Prior to joining Kratos, Ms. Lund most recently served as Vice President and Corporate Controller of Titan from July 1998 to 2004, then a NYSE-listed corporation, prior to its acquisition by L-3 Communications, and as its Corporate Controller beginning in December 1996. Ms. Lund was also Titan’s Corporate Manager of Operations Analysis from 1993 to 1996. Prior to that time, Ms. Lund worked for Arthur Andersen LLP. Ms. Lund received a bachelor’s degree in Accounting from San Diego State University, magna cum laude, and is a Certified Public Accountant. Ms. Lund holds a Top Secret National Security Clearance.
Amy Zegart
Amy Zegart has served as a director since September 2014. Ms. Zegart is the Morris Arnold and Nona Jean Cox Senior Fellow at the Hoover Institution and Professor of Political Science (by courtesy) at Stanford University. She is also a Senior Fellow at Stanford’s Human-Centered Artificial Intelligence Institute and the Freeman Spogli Institute for International Studies. An award-winning author, Ms. Zegart has written five books examining emerging technology and U.S. national security, U.S. intelligence, cybersecurity, and global political risk. She co-taught a Stanford MBA course with former Secretary of State Condoleezza Rice about how business leaders can manage political risk and co-authored a book on the subject, Political Risk. Ms. Zegart served on the Clinton administration’s National Security Council staff and as a foreign policy adviser to the Bush-Cheney 2000 presidential campaign. She has testified before the House and Senate Intelligence Committees, provided training to the U.S. Marine Corps, and has advised senior U.S. government officials about intelligence and national security matters for more than two decades. Her analysis has appeared in Foreign Affairs, The Washington Post, The Wall Street Journal, The New York Times, Wired, and elsewhere. Prior to her academic career, she was a management consultant at McKinsey & Company. Ms. Zegart received an A.B. in East Asian Studies, magna cum laude, from Harvard University and an M.A. and Ph.D. in Political Science from Stanford University. She is the recipient of a Fulbright Fellowship, the American Political Science Association’s Leonard D. White Award, and research grants from the Carnegie Corporation of New York, Hewlett Foundation, Smith Richardson Foundation, and National Science Foundation. Since January 2019, Ms. Zegart has served as a director, Audit Committee member, and Contracts Committee member for the fund boards of The Capital Group (American Funds), a private company. Ms. Zegart brings significant knowledge of national and international security issues to the Board. Ms. Zegart holds a Top Secret National Security Clearance.

Board Experience
The nominees to our Board bring a diverse mix of highly relevant and complementary skills, experiences and backgrounds, which facilitates strong oversight of the Company’s strategy to innovate and disrupt the traditional National Security government contracting industry, including by rapidly developing and fielding affordable, leading technology systems and products.
We also recognize the value of other diverse attributes that directors may bring to our Board, including veterans of the U.S. military. We are proud to report that of our eight current directors, two are military veterans with decades of service in the U.S. Air Force, Army, and Marines.
The Company routinely performs the process of reviewing potential Board augmentation and refreshment, including seeking additional candidates with relevant and diverse experience, with a focus on the Company’s National Security focused mission. As the Company performs this process, Board leadership, Committee memberships, including Chairs of each of the respective Committees, will be assessed as the new directors become familiar with the Company’s strategy, business, culture and operations.
Executive Management Experience
Consistent with the Company’s diverse mix of nominees to our Board, the Company also employs a similar philosophy in its composition of its Executive Officers. We are proud to present an Executive Management Team that has a wide range of experience and backgrounds. Additionally, one of our Executive Officers is a military veteran. Our Executive Management Team leverages their diverse experiences, perspectives and capabilities in order to execute the Company’s strategy of innovating and disrupting the traditional National Security government contracting industry by rapidly developing and fielding affordable, leading technology systems and products. Additional details regarding the skills and experience of our Executive Officers can be found on page 30 of this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 28, 2025. Deloitte was appointed as our independent registered public accounting firm in June 2013. Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
Audit and Other Fees
As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, by the Company’s independent registered public accounting firm is compatible with maintaining their independence.
The following table sets forth the aggregate fees for services provided to us by Deloitte(1) for the fiscal years ended December 31, 2023 and December 29, 2024. All fees described below were approved by the Audit Committee.

	Fiscal 2023	Fiscal 2024
Audit Fees (2)	$2,419,950	$2,512,167
Audit-Related Fees (3)	49,413	179,913
Tax Fees (4)	164,261	292,377
All Other Fees (5)	1,895	1,895
TOTAL	$2,635,519	$2,986,352

__________________________________________________________________________________________________________
(1)For purposes of the fee disclosures discussed herein “Deloitte” shall mean (i) Deloitte & Touche LLP, and the other subsidiaries of its parent company, Deloitte LLP, a U.S. member firm of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee ("DTTL"); and (ii) any of the other member firms of DTTL and their affiliates that, in case of both (i) and (ii) of this sentence, provide professional services to Kratos.
(2)Audit Fees consist of fees billed and expected to be billed for the integrated audit of the Company’s annual consolidated financial statements and internal control over financial reporting, including reviews of the interim financial statements contained in the Company’s Quarterly Reports on Form 10-Q and audits of statutory financial statements.
(3)Audit-Related Fees consist of fees billed for assurance and related services that are traditionally performed by the independent registered public accounting firm. More specifically, these services include comfort letters and consents in connection with financing transactions, other attestation services, and consultations concerning financial accounting and reporting standards.
(4)Tax Fees consist of fees billed for tax compliance, planning, and advice. Tax compliance involves preparation of original and amended tax returns and claims for refunds. Tax planning and tax advice encompass a diverse range of services, including assistance with tax appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from taxing authorities.
(5)Other Fees consist of an annual subscription fee for an online accounting research tool licensed from Deloitte.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies and procedures for pre-approving all non-audit work that Deloitte performs for us. Specifically, the Audit Committee has pre-approved the use of Deloitte for specific types of services related to tax compliance, planning and consultations; acquisition/disposition services; consultations regarding accounting and reporting matters; and reviews and consultations on internal control and other related services. The Audit Committee requires that it be informed at its next regularly scheduled meeting of each such service for which the independent auditor was engaged pursuant to these pre-approvals. The Audit Committee also requires Deloitte to obtain specific pre-approval from the Audit Committee for any types of services that have not been pre-approved. The Audit Committee chair is authorized to pre-approve any audit or non-audit service on behalf of the Audit Committee, provided these decisions are presented to the full committee at its next regularly scheduled meeting. In 2023 and 2024, the Audit Committee pre-approved all services provided to the company pursuant to the policies and procedures described above.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 28, 2025.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS
At the 2025 Annual Meeting, our stockholders will be asked to provide an advisory vote relating to the compensation of our named executive officers during fiscal year 2024. The Compensation Committee sets target direct compensation at a level commensurate with the executives’ and the Company’s performance relative to our Compensation Peer Group (as defined below) utilizing individual and market measures. In addition, the Compensation Committee has determined that a significant portion of our executives’ compensation should be provided in the form of variable, performance-based compensation that directly links our executives’ compensation to the Company’s long-term performance.
The Company’s strategy is to grow our business as a technology company, addressing the defense, national security and commercial markets by rapidly developing and being first to market with affordable systems, products, software and solutions. As a technology company and consistent with this strategy, Kratos makes significant internally funded investments, including in research, development, non-recurring engineering, capital and other assets, which we believe is a differentiator to our United States government and other customers, and to our traditional prime system integrator partners as compared to our competitors. The Company’s core businesses are unmanned systems, space and satellite communications, microwave electronics, cybersecurity/warfare, rocket, hypersonic and missile defense systems, turbine technologies and other propulsion systems, Command, Control, Communication, Computing, Combat, Intelligence Surveillance and Reconnaissance (“C5ISR”) Systems and training systems. A key element of the Company’s differentiated strategy is our demonstrated ability to rapidly design, develop, demonstrate and field disruptive, transformative and leading technology products and systems in these core business areas, at an affordable cost, and be first to market with our offerings. The Board and the Compensation Committee believe that our executive compensation programs have played an important role in the Company’s progress in achieving its key strategic goals as well as its ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.
Our Compensation Committee believes that our executive compensation programs are structured in an effective manner to support the Company, our stated strategy, and our business objectives.
•Our compensation programs are substantially tied to our key business and strategic objectives and the interests of our stockholders. If the value we deliver to our stockholders declines, so does a primary element of the compensation we deliver to our executives.
•We maintain a very high level of corporate governance over our executive pay programs.
•We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices; and as described elsewhere in this document, we have a very proactive and robust stockholder outreach, communication and feedback program.
•Our Compensation Committee, Chairman, Chief Executive Officer, and Human Resources Department engage in a rigorous talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.
These compensation practices allow the Company to achieve the following objectives:
•align executive compensation with our stockholders’ interests by placing a significant amount of compensation “at risk” and requiring that a significant portion of our Chief Executive Officer’s and other executive management’s equity grants vest in a manner that is directly tied to the Company’s financial performance and growth;
•incentivize individual performance achievements;
•attract, motivate, develop and retain highly qualified executives; and

•create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.
As a result of the multi-pronged, routine proactive efforts to gather feedback from key stockholders regarding our executive compensation that management and the Compensation Committee have undertaken since 2012, our Compensation Committee has taken several actions to align pay with performance and align the interests of our executives and the Company’s stockholders. At the 2024 Annual Meeting, we asked our stockholders to approve, on an advisory basis, the compensation paid to our named executive officers during fiscal year 2023. Our stockholders indicated approval of the compensation of our named executive officers, with 92.22% of the votes cast in favor of the advisory vote to approve named executive officer compensation (excluding abstentions and broker non-votes). The Compensation Committee and our management continue to gather feedback from key stockholders regarding our executive compensation and continue to develop a compensation structure that more closely aligns pay with performance and aligns the interests of our executives with our stockholders. Based on the stockholder approval of the 2023 executive compensation, our Compensation Committee employed many of the same principles in developing our compensation programs for 2024.
In establishing the 2024 executive compensation program, our Compensation Committee considered the expectations that 2024 would be a transformational year for the Company, including ambitious goals of achieving organic revenue growth, increasing Adjusted EBITDA, with significant projected internally funded investments for key transformational growth areas for Kratos, while balancing enhanced operating cash flow generation and the working capital requirements associated with such expected growth.
Over the past several years, the Company has made significant internally funded investments in strategic growth areas, including unmanned tactical drone systems, space and satellite communication systems, including our OpenSpace virtualized Command and Control (“C2”) and Telemetry Tracking and Control (“TT&C”), rocket and hypersonic systems, turbine and other propulsion system technologies. Specifically, we have increased internal, Company funded research and development, capital and other expenditures, including for drone aircraft, software, non-recurring engineering expenditures, infrastructure and other investments. We have also made significant internally funded investments in executive management, bid, proposal and new business capture, pursuit, congressional affairs, Pentagon focused initiatives, and related areas. We have made these investments with the objective of developing, demonstrating, fielding, bringing to production and being first to market with high performance jet powered unmanned aerial combat systems, next generation, virtualized – software-based space and satellite communication systems, rocket and hypersonic systems, and turbine and other propulsion system technologies. These internally funded investments typically allow us to be first to market and retain important intellectual property rights, design and data packages for these platforms and systems, with an objective to ultimately secure sole source technology or production positions in these strategic growth areas.
Specifically, since 2013, we have invested over $262 million in our UAS business; since 2019, we have invested approximately $252 million in our Space, Satellite and Cyber business; and since 2020 we have made investments in rocket and hypersonic systems of approximately $25 million. We have also made additional significant investments in our engine, turbine and other propulsion technology areas, through internally funded research, development, contract design costs for new platforms, software design and development, non-recurring engineering, capital and other costs and expenditures related to these strategic growth areas.
During this internally funded investment period to penetrate and be first to market in priority strategic growth areas, the Company’s Adjusted EBITDA and cash flows have been adversely impacted. Additionally, also during this period, the industry and the Company have been adversely impacted by a challenging overall macroeconomic and DoD budgetary environment, including inflationary cost growth for materials and labor, which the Company has been required to absorb since approximately 70% of the Company’s contract mix is fixed price. As many of these fixed price contracts are multi-year and were negotiated several years ago, the Company will not be able to include current increased costs in its pricing structure until the contracts are renewed. However, despite these challenges, the Company has successfully executed its stated strategy and business plan, and successfully achieved its ambitious 2024 revenue and

Adjusted EBITDA goals, including organic revenue growth of 9.1%, despite revenue reductions of approximately $48 million in the Company’s space and satellite business, including industry related impact from OEM delays in the manufacture and delivery of software defined satellites that have directly adversely impacted Kratos' business. In 2024, Kratos generated total revenues of $1.136 billion and Adjusted EBITDA of $105.7 million, generated $49.6 million in Operating Cash Flow, while also making substantial investments for current existing and future programs, and Kratos generated record bookings of $1.354 billion for 2024. Please see the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 32 for more information.
Kratos’ Compensation Committee applied its philosophy of paying for performance and aligning the Company’s strategy, executive management and stockholder interests in several key manners in 2024, including:
•After numerous years of being frozen, the base salaries of three division presidents were increased in order to align their salaries to reflect the growth of their divisions, their roles and responsibilities, and to be consistent with other Company division presidents. Excluding the base salaries of the three division presidents, the base salaries of all other NEOs were frozen in 2024.
•Issuing an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. Performance-based RSUs granted in 2024 vest 33.3% for every 10% increase in the Company’s Adjusted EBITDA, as compared to the Company’s Adjusted EBITDA for 2023. The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. Time-based RSUs granted in 2024 vest ratably over a five-year period. The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on feedback received through our Kratos investor and stockholder outreach and communication plan. Adjusted EBITDA reflects the Company’s return on internal investments made; the profit contribution from growth in revenues; and the expected leverage on the Company’s fixed overhead, manufacturing, research, development and SG&A infrastructure investments. Adjusted EBITDA is also reflective of the quality of the Company’s revenues and revenue growth, and reflective of the expected related increase in the Company’s profits, cash flow and stockholder returns, as strategic initiatives and programs successfully transition from investment to development to production. The Compensation Committee believes that the use of long-term Adjusted EBITDA growth as a performance measure appropriately incentivizes the management team, as it reflects the appropriate long- and short-term balance between near-term investments and new product and system developments made by the Company, while also requiring management focus on adequate and expected long-term returns for Kratos stockholders. The Compensation Committee also believes that the nature of long-term growth in profits or Adjusted EBITDA is different than the short-term nature, as short-term profitability or Adjusted EBITDA is/can be balanced/impacted by that particular year or period’s Federal Government and DoD budget priorities, the size of the DoD budget, DoD budget approval timing, changes in administration or Federal Government or customer agency leadership, the impact of Federal budget CRAs, Federal Government shutdowns or political party impasses, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully consider and address.
•Additionally, the Company has a very robust customer and congressional communication and outreach plan, which is focused on long-term Federal DoD policy, budgets and funding priorities, which are related to the Company and its programs, with which the Company’s success, including long-term Adjusted EBITDA, is closely aligned. The Compensation Committee believes that long-term growth metrics of the Company, including revenue and Adjusted EBITDA, closely align with the overall growth profile expectations of the Company’s stockholders, based on feedback from our recurring stockholder outreach program.

•Issuing bonuses in the first quarter of 2025 in recognition of executive management’s non-financial and financial achievements in 2024.
•Continuing its practice of eliminating excise tax gross-ups in any new change in control agreements or renewals or material amendments of existing change in control agreements.
•Maintaining double trigger vesting upon a change in control (requiring a change in control and a certain common stock closing price increase from the date of grant) on all equity awards granted in 2024, subject to any applicable employment or change of control agreements.
•Continuing the Company’s Anti-Hedging and Anti-Pledging Policy.
•Continuing, since January 1, 2020, the Company’s Stock Ownership Target Guideline of five times base salary for the Chief Executive Officer. For the purposes of this guideline, stock ownership includes stock purchased on the open market or through the Employee Stock Purchase Plan, stock held through the Company’s 401(k) plan, and vested RSUs.
•Maintaining an Incentive Compensation Recoupment Policy for executive officers, which has a broader application than the clawback requirements under the Sarbanes-Oxley Act, and was updated in 2023 to align with the requirements of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules adopted by the NASDAQ Stock Market.
These efforts are discussed in the “Compensation Discussion and Analysis” section of this proxy statement, which begins on page 32.
In light of the above and as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the Board and the Compensation Committee believe that the compensation of our named executive officers for fiscal year 2024 was appropriate and reasonable, and that our compensation policies and procedures are sound and in the best interests of the Company and its stockholders. Additionally, the Board and the Compensation Committee believe that our compensation policies and procedures are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our stockholders and motivating our executives to remain with the Company for long and productive careers.
Therefore, our Board and Compensation Committee are again seeking input from our stockholders through this advisory vote to approve the compensation of our named executive officers as described in this proxy statement in the section titled “Compensation Discussion and Analysis” beginning on page 32, in the compensation tables beginning on page 44 and in any related narrative discussion contained in this proxy statement.
Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of Kratos Defense & Security Solutions, Inc. approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.”
While this stockholder vote on executive compensation is merely advisory and will not be binding upon us, our Board, or our Compensation Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. The next non-binding advisory vote to approve the compensation of our named executive officers will occur at the 2025 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE
As more fully described in its charter, the Audit Committee oversees our financial reporting process and internal control structure on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. The Company’s independent registered public accounting firm is responsible for performing an audit of our annual consolidated financial statements in accordance with generally accepted accounting principles and for issuing a report on those statements and expressing an opinion on the conformity of these audited financial statements. The Audit Committee met seven times during 2024 and met regularly with our independent and internal auditors, both privately and with management present.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2024. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee is responsible for the engagement of the independent auditors and has appointed Deloitte to serve in that capacity since June 2013. In connection therewith, the Audit Committee: received written disclosures and the letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence; reviewed periodically the level of fees approved for payment to Deloitte and the pre-approved non-audit services it has provided to us to ensure their compatibility with Deloitte’s independence; and reviewed Deloitte’s performance, qualifications and quality control procedures.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024 for filing with the SEC. The Audit Committee also selected Deloitte as our independent auditor for 2025.

Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Scott Anderson, Chairperson Bradley Boyd William Hoglund Scot Jarvis
        The foregoing Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) except to the extent we specifically incorporate this report by reference.

EXECUTIVE COMPENSATION
Our Executive Officers
Executive officers are elected by our Board and serve at its discretion. There are no family relationships between any director or executive officer and any other directors or executive officers. Set forth below is information regarding our current executive officers.

Name	Position	Age
Eric DeMarco(1)	Chief Executive Officer and President	61
Deanna Lund (1)	Executive Vice President and Chief Financial Officer	57
Maria Cervantes	Vice President and Corporate Controller	50
Benjamin Goodwin	Senior Vice President, Corporate Development & Government Affairs	84
Marie Mendoza	Senior Vice President and General Counsel	52
Jonah Adelman	President, Microwave Electronics	74
Phillip Carrai	President, Space, Training & Cyber Solutions	63
David Carter	President, Defense & Rocket Support Services	67
Steven Fendley	President, Unmanned Systems	56
Thomas Mills	President, C5ISR Systems	65
Stacey Rock	President, Kratos Turbine Technologies	57
___________________________________________________________________________________________________________
(1)The biographical information for Eric DeMarco and Deanna Lund is provided in the section identifying the Director nominees beginning on page 18.
Each executive officer holds office until his or her respective successor has been appointed, or until his or her earlier death, resignation or dismissal. Historically, our Board has designated our executive officers annually at its first meeting following the annual meeting of stockholders.
        Maria Cervantes has served as the Company’s Vice President, Corporate Controller, and Principal Accounting Officer since May 2016. Ms. Cervantes brings significant accounting, finance, business, and public company experience and skills to the Company. Ms. Cervantes has most recently served as the Company’s Director of Internal Audit since May 2012, where she gained a comprehensive knowledge of the Company’s businesses and operations, including its financial operations and processes. From 2002 to 2012, Ms. Cervantes served in numerous positions, including Senior Manager of SOX and DCAA Compliance and Corporate General Accounting Manager for Science Applications International Corporation. Ms. Cervantes is a Certified Public Accountant and worked as a Senior Auditor with the public accounting firm Pricewaterhouse Coopers. Ms. Cervantes earned a bachelor’s degree in Business Administration with an emphasis on Accounting from the University of San Diego.
         Benjamin Goodwin served as President of the Public Safety & Security segment since joining the Company in June 2008 until the segment’s divestiture in June 2018. After the divestiture, Mr. Goodwin remained with the Company, serving as Senior Vice President, Corporate Development & Government Affairs. Prior to leading the Public Safety & Security segment, Mr. Goodwin served as Senior Vice President of Sales and Marketing and President of the Public Safety, Security and Industrial Products Group of SYS from July 2005 until SYS’s merger with Kratos in June 2008. Mr. Goodwin has held a variety of executive management positions in his career. From 2004 to 2005, Mr. Goodwin was Chief Operating Officer and Vice President of Sales for Aonix Corporation (“Aonix”), a developer of software product solutions for the aerospace, telecommunications, and transportation industries. Mr. Goodwin had previously served as Chief Executive Officer of Aonix from 1996 to 2000. From 2000 to 2002, Mr. Goodwin was Executive Vice President of Sales & Marketing for FinanCenter Inc., a developer of financial decision tools, and Chairman of the Board for Template Graphics Solutions, a provider of 3D graphics tools. From 1976 to 1996, Mr. Goodwin was the President and Chief Operating Officer of Thomson Software Products and President and Chief Executive Officer of SofTech Microsystems. In these capacities, Mr. Goodwin was responsible for the successful completion of an initial public offering, private placements and a merger, in addition to significant revenue growth within the companies. Mr. Goodwin has a bachelor’s degree in Psychology from Millsaps College.
        Marie Mendoza has served as the Company’s Senior Vice President and General Counsel since December 2015. Ms. Mendoza previously served as the Company’s Senior Corporate Attorney since December 2011. Prior to joining Kratos, Ms. Mendoza was a Partner with the law firm of Burke, Williams & Sorensen, LLP from 2002 to 2006 and then GCR, LLP in San Diego from 2006 to 2011, where she represented public agencies and commercial companies on a variety of matters including contract negotiation and disputes, labor and employment, construction, board governance, commercial leases, trademark infringement and various other matters. Ms. Mendoza received a bachelor’s degree in Political Science from the University of California, Los Angeles, cum laude, and her law degree from the University of California, Los Angeles School of Law.
        Jonah Adelman has served as the President of the Company’s Microwave Electronics Division since August 2015. Prior to that, Mr. Adelman was the General Manager of the Company’s Electronic Products Division’s Israel business group from its acquisition in March 2011. Mr. Adelman began his professional career as a Research and Development Microwave Engineer at General Microwave Corporation (“GMC”) in Amityville, New York, subsequently moving to Israel where he took part in the establishment of General Microwave Israel, a subsidiary of GMC. Mr. Adelman served as Chief Microwave Engineer, Assistant General Manager, and since 1990 was General Manager of General Microwave Israel, which Kratos acquired in 2011. Mr. Adelman received a bachelor’s degree in Mathematics and Physics from Brooklyn College, summa cum laude, and a master’s degree in Applied Mathematics from New York University, where he performed doctoral research in magneto-fluid dynamics. Mr. Adelman is a longtime member of the Institute of Electrical and Electronics Engineers (“IEEE”) and in 2008 received a Certificate of Appreciation from the Microwave Chapter of the Israeli IEEE.
        Phillip Carrai has served as President of the Company’s Space, Training & Cyber Division since December 2009 and was Executive Vice President of the same division from July 2008 to December 2009. Prior to that, Mr. Carrai served as President of the Information Technology Solutions segment of SYS from October 2006 until SYS’s merger with Kratos in June 2008. From 2003 to 2006, Mr. Carrai was the Chief Executive Officer of Ai Metrix, Inc., a telecommunications software company that was acquired by SYS in 2006. He served as Managing Director for the Morino Group and Special Advisor to General Atlantic, Inc. from 2000 to 2003 and was Executive Chairman for Ztango, Inc. and a board member of Internosis Incorporated. Mr. Carrai was the Chief Executive Officer of McCabe and Associates, a testing and analysis software company, from 1997 to 2000. From 1989 to 1996, Mr. Carrai held a variety of executive management positions at Legent Corporation, an enterprise software company. Mr. Carrai received his bachelor’s degree in Information Science and Accounting from Indiana University of Pennsylvania and his master in Business Administration from Carnegie Mellon University.
        David Carter has served as President of the Company’s Defense & Rocket Support Services (“DRSS”) Division since December 2009 and was the Executive Vice President of that division from December 2007 to December 2009. Mr. Carter is responsible for overseeing DRSS’s defense operations in Alabama, Maryland, Virginia, California, Texas, and North Carolina. Beginning in 2004 and up to its acquisition by Kratos in December 2007, Mr. Carter served as Vice President of Haverstick Consulting’s Military Services Division, where he managed the division’s technical, financial, and business development operations. Prior to joining Haverstick Consulting through the acquisition of DTI Associates(“DTI”), Mr. Carter spent fifteen years as part of DTI’s ownership team that established and grew a small defense contracting business from four individuals to over 300 employees supporting U.S. Navy combat weapon systems development, acquisition, and life cycle support. Prior to DTI, Mr. Carter spent seven years at ARINC Research Corporation (“ARINC”)as an Analyst developing maintenance requirements for Navy combat weapon systems. While at ARINC, Mr. Carter received his associate’s degree from Anne Arundel Community College. Following high school, Mr. Carter spent six years in the U.S. Navy as an active-duty non-commissioned officer, where he obtained the rank of Petty Officer 1st Class. During his active-duty tour, Mr. Carter received extensive training and performed as Leading Petty Officer onboard the USS Farragut DDG-37, where he was responsible for the maintenance and operation of the ship’s large caliber gun weapon radar and computer fire control system. In short, Mr. Carter has over forty-five years of experience both as a member of the U.S. Navy and as a contractor supporting military weapon systems development, acquisition, operation, test, and life cycle support.
        Steven Fendley has served as President of the Unmanned Systems Division since January 2017. Prior to that, Mr. Fendley served as the Senior Vice President, General Manager/Chief Technology Officer for Composite Engineering, Inc. (“CEi,” now known as Kratos Unmanned Aerial Systems, Inc.), a subsidiary within the Unmanned Systems Division, from March 2016 to January 2017 and as Vice President of Engineering of CEi from February 2014 to March 2016. From August 1999 to January 2017, Mr. Fendley was the President of 5‑D Systems, Inc. (“5-D”), a small business defense contractor that provides systems and software engineering services and solutions. Mr. Fendley remained with 5‑D as Executive Chairman and a 50% owner until the Company’s acquisition of 5-D on November 18, 2020. Mr. Fendley has over 30 years of experience in the aerospace industry, with a focus on unmanned systems. Mr. Fendley received his bachelor’s degree in Electrical Engineering from Auburn University.
        Thomas Mills has served as President of Kratos’ C5ISR Systems Division, which includes Gichner Systems Group (“Gichner”), based near York, Pennsylvania, since August 2013. Mr. Mills joined Gichner Systems Group, Inc. as President and Chief Executive Officer in 2004 and served in that capacity until Kratos’ acquisition of Gichner in May 2010, where Mr. Mills then served as the head of the Gichner business group within Kratos. Prior to joining Gichner in 2004, Mr. Mills held several senior management positions at various publicly traded and privately held companies. Mr. Mills continues to serve on several boards, including his alma mater’s foundation. Mr. Mills started his career at KPMG and has a bachelor’s degree in Accounting from West Chester University.
        Stacey Rock has served as President of Kratos’ Turbine Technologies Division, which is focused on developing and fielding disruptive high-performance next generation turbo fans and turbo jets for Kratos’ Unmanned Systems Division unmanned aerial vehicles (“UAVs”) and for tactical missiles and weapons, since February 2019. Prior to that, Mr. Rock served as Senior Vice President of the Weapons & Defense Solutions business unit (from November 2016 to February 2019) and Senior Vice President of the Digital Fusion business unit (from April 2009 to November 2016) within the Company’s Defense Rocket Support Services Division. Mr. Rock joined Kratos through the Company’s acquisition of Digital Fusion Solutions, Inc. in 2008. With over 33 years of experience, Mr. Rock has been instrumental in the Company’s research and development programs supporting turbine engine development, missile and weapons system development, and hypersonic and directed energy technology. Mr. Rock is an aerodynamicist by training and began his career as a research engineer supporting development and testing of transonic, supersonic, and hypersonic weapons systems. Mr. Rock received a bachelor’s degree in Aerospace Engineering from Auburn University and a master’s degree in Aerospace Engineering from North Carolina State University.
Compensation Discussion and Analysis
Overview
The following Compensation Discussion and Analysis (“CD&A”) describes and analyzes Kratos’ compensation program for its named executive officers. Kratos’ named executive officers for fiscal year 2024 include its Chief Executive Officer, its Chief Financial Officer, and its three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at the end of fiscal year 2024. Our named executive officers for fiscal year 2024 are Eric DeMarco, President and Chief Executive Officer; Deanna Lund, Executive Vice President and Chief Financial Officer; Jonah Adelman, President of the Microwave Electronics Division; Phillip Carrai, President of the Space, Training & Cyber Division; and Steven Fendley, President of the Unmanned Systems Division. In the CD&A, Mr. DeMarco and Ms. Lund are sometimes referred to as “corporate named executive officers” and Mr. Adelman, Mr. Carrai and Mr. Fendley are sometimes referred to as “operational named executive officers.”
In this CD&A, we first provide an Executive Summary. Next, we cover Kratos’ 2024 Say-on-Pay Vote Results, Stockholder Feedback, and Compensation Program Decisions; Compensation Philosophy and Objectives; and 2024 Compensation Program Decisions. We then discuss the process our Compensation Committee follows in setting executive compensation, including Benchmarking Our Program Against Peers, Targeted Pay Mix, and Elements of the Executive Compensation Program. Finally, we engage in a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of our named executive officers in 2024 and the changes the Compensation Committee made for fiscal year 2024.
Executive Summary
Kratos’ Fiscal 2024 Financial Performance and Executive Compensation
Goals for Transformational Fiscal 2024

In establishing the 2024 executive compensation program, our Compensation Committee considered the expectations that 2024 would be a transformational year for the Company, as the number of production and other delivery type programs and contracts achieved the critical mass necessary for the Company to continue to make important internally funded investments, consistent with Kratos’ long term transformational organic growth objectives, while also including ambitious goals of achieving organic revenue growth, increased Adjusted EBITDA, and operating cash flow generation, while continuing to make significant discretionary investments for strategic growth opportunities.
Successful Achievement & Overachievement of 2024 Goals
The Company’s 2024 financial results substantially achieved or exceeded each of its financial goals for 2024, which included the following:
•Adjusted EBITDA grew from $95.4 million in 2023 to $105.7 million in 2024, even after reflecting increases in investments in business development, bid, proposal, and new business capture, pursuit, and company funded research and development efforts. Kratos was also able to significantly increase its 2024 Adjusted EBITDA after absorbing significant inflation related costs in its ~70% fixed price contracts, which Kratos was unable to pass on to its customers.
•Revenue grew from $1.037 billion in 2023 to $1.136 billion in 2024, substantially achieving 99.3% of the ambitious goal of increasing revenue to $1.144 billion. The revenue growth in 2024 reflects a 9.1% organic revenue growth, with 25.1% organic revenue growth in the Company’s Unmanned Systems segment, and organic revenue growth of 5.0% in the Company’s Kratos Government Solutions (“KGS”), with organic growth across the Turbine Technologies, C5ISR, Microwave Products, Defense Rocket Support and Training Solutions businesses generating an aggregate $88.7 million in increased revenues, offset by a reduction of $47.8 million in the Space and Satellite business which included industry related impact from OEM delays in the manufacture and delivery of software defined satellites. As noted previously, the OEMs responsible for new, software designed satellites have experienced significant technical difficulties, and as a result the scheduled delivery of these satellites to the satellite operators (Kratos’ customers) have not occurred, which resulted in a decline of $47.8 million in 2024 in Kratos’ space and satellite business. For all our businesses, excluding our Space and Satellite business that was impacted by the OEM related decline of these new satellites, Kratos’ 2024 organic growth rate would have been over 20%.
•Generated Operating Cash Flow of $49.7 million in 2024, while increasing investments for the successful development of the Company’s Zeus rocket motors and Erinyes hypersonic vehicles (both of which have successfully flown), certain unmanned systems initiatives and enhancements, and continued development efforts related to the Company’s OpenSpace software.
•Record backlog at December 29, 2024 of $1.445 billion, last twelve months ended December 29, 2024 book to bill ratio of 1.2 to 1, record bookings of $1.354 billion for the twelve months ended December 29, 2024, and a record bid and proposal pipeline of $12.4 billion at December 29, 2024.
Investments in Strategic Growth Areas
Over the past several years, the Company has made significant internally funded investments in strategic and potential transformational growth areas, including unmanned tactical drone systems, space and satellite communication systems, rocket and hypersonic systems, turbine and other propulsion system technologies. Specifically, we have increased internally funded research and development and capital expenditures, including for drone aircraft and satellite systems, non-recurring engineering expenditures, and infrastructure investments, including executive management, bid, proposal and new business capture, pursuit, government and public relations, and related expenses.

We have made these investments with the intention of developing, demonstrating, fielding, bringing to production and being first to market with high performance jet powered unmanned aerial combat drone systems, next generation, virtualized software-based space and satellite communication systems, rocket and hypersonic systems, and turbine and other propulsion system technologies.

These internally funded investments typically allow us to be first to market and to retain important intellectual property rights, design and data packages for these platforms and systems, with the objective to ultimately secure sole source technology or production positions in these strategic growth areas.

Since 2013, we have invested over $262 million in our UAS business and since 2019, approximately $252 million in our Space, Satellite and Cyber business. Since 2020, we have made investments in rocket and hypersonic systems of approximately $25 million. We have made other investments in our engine and turbine technology areas, through internally funded research, development, contract design retrofit costs, contract design costs for new platforms, software design and development, non-recurring engineering costs and capital expenditures related to these strategic growth areas.
First to Market Strategy & Innovation
Kratos is a technology, products, system and software company addressing the defense, national security, and global commercial markets. Kratos makes internally funded research, development, capital and other investments, to rapidly develop, produce and field solutions that address our customers’ mission critical needs and requirements. At Kratos, affordability is a technology, and we seek to utilize proven, leading edge approaches and technology, not unproven bleeding edge approaches or technology, with Kratos’ leading technology approach designed to reduce cost, schedule, technical and financial risk, and enable us to be first to market with cost effective solutions.
We believe that Kratos is known as the innovative disruptive change agent in the industry, a company that is an expert in designing products and systems up front for successful rapid, large quantity, low cost future manufacturing, which is a value add competitive differentiator for our large traditional prime system integrator partners and also to our government and commercial customers.
Kratos intends to pursue program and contract opportunities as the prime or lead contractor when we believe our probability of win is high and any investment required by Kratos is within our capital resource comfort level. We intend to partner and team with a large, traditional system integrator when our assessment of probability of win is greater to do so or when the required investment is beyond the Company’s comfort level.
Kratos is recognized as a technology company addressing the needs and requirements of National Security, DoD and commercial markets and also as a disruptive force in these markets as a result of, among other things, Kratos’ low cost and affordability compared to traditional market participants. Kratos’ primary business areas include, virtualized ground systems for satellites and space vehicles including software for C2 and TT&C, jet powered unmanned aerial drone systems, hypersonic vehicles and rocket systems, propulsion systems for drones, missiles, loitering munitions, supersonic systems, space craft and launch systems, command, control, communication, computing, combat, intelligence surveillance and reconnaissance (C5ISR) and microwave electronic products for missile, radar, missile defense, space, satellite, counter unmanned aircraft systems (UAS), directed energy, communication and other systems, and virtual & augmented reality and maintenance and operational training systems for the warfighter.
Certain of Kratos’ most recent notable strategic accomplishments include:
•During 2024 we entered into a Memorandum of Understanding (MOU) with GE Aerospace to partner on the development and production of small affordable engines that could potentially power unmanned aerial systems, collaborative combat aircraft, missile, drone and similar applications. Such MOU (and the resulting agreement, once finalized) includes a sole-source full-scale engine production position for Kratos, replacing an existing joint development agreement. During 2024, GE Aerospace and Kratos have been working together on a small affordable engine.

•Over the past few years, Kratos has been in development on a new solid hypersonic related rocket motor system, Zeus (Zeus 1 and Zeus 2), and related hypersonic flight vehicle systems, Erinyes and Dark Fury, all of which Kratos has internally funded through investments totaling approximately $25 million for rapid development, fielding and a first to market hypersonic system position. In November 2024, Kratos announced that Zeus 1 and Zeus 2 SRMs had completed their first successful flight on October 24, 2024, from the NASA Wallops Flight Facility in Virginia under a customer funded mission. In June 2024, Kratos announced the successful launch and flight of the Kratos Erinyes hypersonic flyer, also under a customer funded mission. The exercise, designated Hypersonic Test Bed-1 (HTB-1), demonstrated hypersonic flight that enabled the collection of data for multiple experiments to be provided to test teams for design and evaluation of new technologies. Subsequent to the successful flights of the Zeus SRMs and the Erinyes hypersonic system, Kratos was awarded the MACH-TB 2.0 Hypersonic System related contract, the largest contract in Kratos history at $1.45 billion, if all options are exercised over a five-year period.

•Representative additional recent major contract awards for Kratos include: a $34.8 million contract from the U.S. Marine Corp (USMC) for Kratos Valkyrie UCAS mission system integration; a $116.7 million prime contract to create and operate an Advanced Fire Control Ground Infrastructure (AFCGI) from the U.S. Space Development Agency; an approximate $100 million total potential value hypersonic system program award; a $48 million contract for geolocation global support services; a $45 million award related to a new satellite system; a $79.8 million contract (Lot 20) for 60 BQM-167A Target aircraft systems for the U.S. Air Force; a $57.6 million contract for 70 BQM-177A Aerial Targets for the U.S. Navy; a $499 million multiple award, indefinite-delivery/indefinite-quantity (IDIQ) contract for the design, build, test, and delivery of functioning anti-tamper solutions; a $579 million single award IDIQ, if all options are exercised, for Space Force SATCOM C2 System for the Command and Control (C2) System Consolidated (CCS-C) Sustainment and Resiliency (C-SAR); and an $877 million IDIQ, multiple award sounding rocket award to provide suborbital launch services and launch support.

•In February 2025, Kratos and RAFAEL Advanced Defense Systems, Ltd. (RAFAEL), announced an approximate 50/50 partnership for the establishment of a U.S.-based merchant supplier of solid rocket motors (SRMs) and other energetics. The new joint venture, named Prometheus Energetics (Prometheus), is set to be headquartered on an approximate 550-acre site near the United States Navy and Army facility in Crane, Indiana. Kratos and RAFAEL (through its U.S. based subsidiary RAFAEL USA) have jointly committed up to $175 million in capital for the establishment of Prometheus and required property, plant, equipment and personnel needed for the new, state-of-the-art energetics manufacturing campus and facilities. After construction of the plant and once RAFAEL’s technology transfer is completed and certified for operations, Prometheus is projected to begin production in 2027 of SRMs.

Adaption to Macroeconomic & Industry Challenges
Irrespective of challenges that have impacted Kratos and the industry, including as related to inflation, supply chain disruptions, recurring federal government budget delays, the ongoing challenges encountered to obtain or retain qualified personnel, and the increasing cost of technical skilled labor, Kratos completed 2024 generating revenue of $1.136 billion, a 9.6% increase over 2023 revenue of $1.037 billion, and organic revenue growth of 9.1%, which such growth rate included a $47.8 million decrease in the Company’s Space and Satellite business, which included the industry related impact from OEM delays in the manufacture and delivery of software defined satellites to Kratos' satellite operator customers.
Kratos’ Unmanned Systems segment grew revenues organically 25.1% from $212.2 million in 2023 to $270.5 million in 2024, primarily driven by increased domestic and international drone activity. Kratos’ largest segment, KGS, grew revenues from $824.9 million in 2023 to $865.8 million in 2024, representing organic revenue growth of 5.0%, which was driven by increased revenues in the Company’s Turbine Technologies, C5ISR, Microwave Products, Defense Rocket Support and Training Solutions businesses, generating increased aggregate revenues of $88.7 million, offset by a reduction of $47.8 million in the Space and Satellite business described previously.

Adjusted EBITDA increased from $95.4 million in 2023 to $105.7 million in 2024, driven by the increased revenue volume and a favorable mix of revenues, offset partially by increased labor, subcontractor and inflation related costs on multi-year fixed priced contracts and increased bid, proposal, business development, new business pursuit and research and development costs. Additionally, we also completed 2024 with a record backlog of $1.445 billion, a record bid, proposal and opportunity pipeline of $12.4 billion, and with every Kratos business forecasting organic revenue growth for 2025 over 2024. For 2025, Kratos is forecasting consolidated revenue growth of approximately 9% to 11% over 2024, and an initial revenue growth forecast for 2026 of 13% to 15% over 2025 forecast based on recent program awards, which we believe represents an industry leading growth trajectory as compared to our peer group.
These achievements and milestones demonstrate our successful strategy, business plan, and Kratos' innovation and disruptive force in the markets that we are involved in; and such accomplishments are just a few of the representative areas evidencing the success of Kratos’ strategy of making internal investments, focusing on affordability, deploying leading systems, software and technology and being first to market. Over the past several years, Kratos’ strategy has also resulted in significant value creation for our stockholders, including as represented by Kratos share price increasing from $10.32 at the end of fiscal year 2022 up to $20.29 at the end of fiscal year 2023, and up to $26.52 at the end of fiscal year 2024.
The Company’s Board and Compensation Committee take into consideration the performance of our management team, the Company and the execution of the Company’s strategy as approved by the Board, among other factors, in their consideration of executive compensation.
2024 Say-on-Pay Vote Results, Stockholder Feedback, and Compensation Program Decisions
In accordance with Section 14A of the Exchange Act, beginning in 2011, we gave our stockholders the opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual stockholders meeting. Stockholders were asked to approve, on an advisory basis, the compensation paid to the named executive officers. Throughout 2024, the Company continued its ongoing engagement with stockholders: presenting at multiple virtual investor conferences throughout the year, with numerous Kratos stockholders participating; speaking with the top 10 to 15 mutual and hedge fund stockholders typically on a quarterly basis, or sometimes monthly or even more frequently; and maintaining open lines of communication with stockholders, many of whom reach out to the Company after each earnings release and after the Company issues significant press releases.
Much of the Kratos stockholder feedback is focused on Kratos being a defense technology company and our related strategy to disrupt the existing federal government contracting, national security industry and marketplace by making up front investments ahead of contract or program award, and by being first to market with affordable, relevant leading technology products. Kratos stockholders are also focused on the Total Addressable Market (TAM) opportunity for Kratos and our core businesses and the related expected longer term growth rates, profitability and cash flows, as Kratos gains market share through the successful execution of our differentiated strategy. Additionally, Kratos stockholders are focused on near term performance and results, which are representative of continued progress of the successful execution of Kratos’ long-term strategy and business plan; i.e., Kratos making the upfront investment, being first to market with affordable, relevant, leading technology products, systems and solutions, obtaining new contract and program wins and successfully transitioning development programs, over time, to Programs of Record and production. We believe the successful execution of this aspect of our strategy is reflected in Kratos' record backlog and opportunity pipeline. Kratos stockholders are aware that our Company has and continues to receive new, development type programs for new, leading-edge technology, products and systems, particularly in the Company’s Unmanned Systems, Space, Satellite and Cyber, engine and propulsion systems, and rocket and hypersonic businesses. Our stockholders also understand the internally funded investments required to successfully obtain and execute these programs is consistent with our strategy and that development programs, by their nature, typically generate lower profit margins than more mature, production programs.
Additionally, Kratos stockholders are aware of the nature of the industry we operate in, the federal government contracting industry, and that federal budgets can and typically do have extensive delays, that the federal government can shut down, that budgets can have different priorities with changing Administrations or individuals, etc., any of which can impact a particular year or the near-term operating environment for the industry and the Company, including particular programs and contracts. Based on our regular and routine discussions with our stockholders and their feedback, we believe that we have appropriately structured the Company’s executive compensation policy and program taking into consideration each of these factors and we are in alignment with our stockholders and their expectations, whereby a significant portion (between approximately 60% to 80%, with the variation based upon the Company's stock price on the date of grant) of executive management’s target compensation being in the form of long-term incentive (“LTI”) awards, with 50% of the LTI awards granted in the form of performance-based RSUs tied to a multi-year performance period with a minimum threshold of 10% growth in Adjusted EBITDA to earn any of the LTI milestones within a 5-year period following the date of grant. This design aligns our executive compensation program with near term demonstrable progress and performance and successful and sustained long term strategic business plan execution. Additional feedback from our stockholder discussions includes designing executive compensation packages that are more heavily LTI based, versus cash based, aligning interests of stockholders and management for continued growth and enhanced liquidity. Since the Compensation Committee began issuing performance-based LTI grants in 2020, which account for 50% of the LTI grants (or between 60% and 80% of the executive’s target annual compensation), the Company has reported EBITDA growth of 23.4% as of December 31, 2023 and 36.7% as of December 29, 2024, respectively, as compared to the baseline Adjusted EBITDA in 2019, and with a recent sequential 10.8% growth in Adjusted EBITDA from 2023.
At our annual meeting in 2024, our stockholders approved, on an advisory basis, the “say-on-pay” resolution for the compensation of our named executive officers in fiscal year 2023, with 92.22% of the votes cast in favor of the advisory vote (excluding abstentions and broker non-votes). Considering the advisory vote approving the 2023 compensation of our named executive officers, our Compensation Committee has continued to employ the same principles in determining the compensation program for 2024. A summary of our compensation philosophy best practices follows:

WHAT WE DO	WHAT WE DON’T DO
Pay for Performance—Annual Incentive Program—The compensation program emphasizes performance-based compensation that is based on financial metrics as well as non-financial achievements, such that base salary is only a portion of the compensation mix.
No Excise Tax Gross Ups—Any new change of control agreements or any renewals or material amendments of existing change of control agreements will eliminate excise tax gross ups.
Pay for Performance—Long-Term Equity Incentives—The portion of long-term equity incentive as a component of the total compensation mix emphasizes compensation that is directly linked with the creation of long-term stockholder value. For 2024, performance-based RSUs, which represent 50% of RSU grants, vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA. Time-based RSUs, which represent 50% of RSU grants, vest ratably over a five-year period.

No Single-Trigger Accelerated Vesting—New equity awards that provide for accelerated vesting in the event of a change in control must have a “double-trigger,” such as a constructive termination of employment or stock price threshold, subject to the terms of certain existing employment or change of control agreements.

Stock Ownership Guidelines—Since January 1, 2020, the stock ownership target guideline for the Chief Executive Officer has been five times the Chief Executive Officer’s base compensation. For the purposes of this guideline, stock ownership includes stock purchased on the open market or through the Employee Stock Purchase Plan, stock held through the Company’s 401(k) plan, and vested RSUs.
No Hedging or Pledging—The Company maintains a policy that prohibits hedging and pledging transactions in the Company’s common stock by directors and executive officers.
Clawback Policy – The Company continued its Incentive Compensation Recoupment Policy, under which the Company will seek to recover full or partial portions of cash and equity-based incentive compensation received by executive officers when such incentive compensation (a) was tied to the achievement of financial results that are subsequently restated to correct an accounting error due to material noncompliance with financial reporting requirements and (b) would have been lower based upon the subsequently restated financial results. The Incentive Compensation Recoupment Policy for executive officers has a broader application than the clawback requirements under the Sarbanes-Oxley Act. Additionally, we updated our compensation recovery policy in 2023 pursuant to the requirements under Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules adopted by the NASDAQ Stock Market.

Compensation Philosophy and Objectives
The following chart highlights important considerations in the development, review and approval of the compensation of our named executive officers. We include additional detail for each of these highlights in the following pages of this CD&A.

Compensation Philosophy and Objectives
Objectives of Executive Compensation Program	Our executive compensation program is designed to:
• Build long-term stockholder value
• Deliver strong business and financial results
• Attract, motivate and retain a highly qualified and effective management team to lead our business
Philosophy of Executive Compensation Program	Our executive compensation philosophy is built on five principles:
• Align compensation with stockholders’ interests and avoid excessive risk taking
• Pay for performance
• Emphasize long-term focus
• Align compensation to market
• Provide appropriate degrees of at-risk and performance-based compensation
Methods to Achieving the Executive Compensation Program Objectives	• Tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives
• Reward individual performance and reinforce business strategies and objectives for enhanced stockholder value
• Evaluate employee performance and compensation to ensure we can attract and retain employees in a competitive manner
• Ensure total compensation paid to executive officers is fair, reasonable and competitive, considering accomplishments of the individual executive officers and the Company as a whole
Principal Elements of the Executive Compensation Program	• Base salary
• Annual performance-based incentive cash bonus awards
• Long-term equity incentives in the form of RSUs and stock options and other equity awards.
• Other benefits and perquisites, such as life and health insurance benefits and a qualified 401(k) savings plan offered to all employees
• Post-termination severance and accelerated vesting of previously granted equity awards upon termination and/or a change of control
The Compensation Committee views these components of compensation as related but distinct. Although the Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation should negate or offset the compensation incentives provided by the other components. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on the Company’s strategic plan, aligning the Company’s strategic objectives and executive compensation with stockholder expectations for long-term value creation, compensation for similar positions at peer companies, internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance.

2024 Compensation Program Decisions
The following list summarizes the compensation decisions that our Compensation Committee made in 2023 for fiscal year 2024 executive compensation. Decisions for our named executive officer base salaries and equity incentive awards effective for the start of fiscal year 2024 were made in December 2023.
•After numerous years of being frozen, the base salaries of three division presidents were increased in order to align their salaries to reflect the performance and growth of their divisions, each of their increased roles and responsibilities, and to be consistent with other Company division presidents. Excluding the base salaries of the three division presidents, the base salaries of all other NEOs were frozen in 2024.
•Issued an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. The Compensation Committee previously evaluated the long-term equity-based incentive grants in the Company’s peer group and over the past several years has more closely aligned such Kratos grants with the equity packages granted in the Company’s peer group. The Compensation Committee continued the equity package grants consistent with the modifications made in prior years, whereby performance-based RSUs granted in January 2024 vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA, as compared to the Company’s Adjusted EBITDA for 2023.

•The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. Time‑based RSUs vest ratably on each of the first five anniversaries of the date of grant, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on the reasons described below and based on feedback from the Company’s stockholder outreach and communication program. The Compensation Committee believes that growth in Adjusted EBITDA reflects the quality of the Company’s revenue growth; the Company’s return on internal investments made; the profit contribution and quality of that profit from growth in revenues; the expected leverage on the Company’s fixed overhead, manufacturing, research, development and SG&A infrastructure as the Company grows; and the expected increase in profits, cash flow and stockholder returns as strategic initiatives and programs successfully transition from investment to development to production.

•The Compensation Committee believes that the use of long-term Adjusted EBITDA growth as a performance measure appropriately incentivizes, as it reflects the appropriate long-term balance between investment and new product and system developments made by the Company, while also requiring management focus on adequate and expected long-term returns for Kratos stockholders. The Compensation Committee believes that long-term growth metrics of the Company, including revenue and Adjusted EBITDA, closely align with the growth profile expectations of the Company’s stockholders, including as noted above from our routine stockholder outreach and communication program.

•Since the Compensation Committee began issuing performance-based LTI grants in 2020, which account for approximately 50% of the LTI grants (or between 60% and 80% of the executive’s target annual compensation), the Company has reported growth of Adjusted EBITDA of 23.4% as of December 31, 2023 and 36.7% as of December 29, 2024, respectively, as compared to the baseline Adjusted EBITDA in 2019, and with a recent annual sequential 10.8% growth in Adjusted EBITDA from 2023, while also continuing to make significant internal investments including rocket and hypersonic systems and unmanned systems enhancements and initiatives.

•Continued its practice of eliminating excise tax gross-ups in any new change in control agreements or renewals or material amendments of existing change in control agreements.

•Maintained double trigger vesting upon a change in control (requiring a change in control and a certain common stock closing price increase from the date of grant) on all equity awards granted in 2024, subject to any applicable employment or change of control agreements.

•Continued the Company’s Anti-Hedging and Anti-Pledging Policy.

•Continued Stock Ownership Target Guideline for the Chief Executive Officer of five times the Chief Executive Officer’s base compensation. For the purposes of this guideline, stock ownership includes stock purchased on the open market or through the Employee Stock Purchase Plan, stock held through the Company’s 401(k) plan, and vested RSUs.

•Evaluated performance goals set in 2024 for executive management to achieve their annual cash incentive bonuses.

•Maintained the Incentive Compensation Recoupment Policy for executive officers, which has a broader application than the clawback requirements under the Sarbanes-Oxley Act. Additionally, we updated our compensation recovery policy in 2023 to meet the requirements under Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules adopted by the NASDAQ Stock Market.

Compensation Advisor Independence
The Compensation Committee selected Board Advisory, LLC (“Board Advisory”), as its compensation consultant to provide advice and guidance on the overall competitiveness of the Company’s pay methodology for 2024. Board Advisory was instructed to assist in reviewing the Company’s peer group, provide a review of executive and Board compensation against peers, and provide recommendations for performance-based equity incentive metrics. Board Advisory reports directly to the Compensation Committee. The Compensation Committee has the sole power to terminate or replace any compensation consultant and authorize payment of fees to any compensation consultant. Board Advisory provides no services to and earns no fees from the Company outside of its engagement with the Compensation Committee. The Compensation Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:
•that Board Advisory does not provide any services to the Company except advisory services to the Compensation Committee;
•that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;
•that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;
•that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Compensation Committee or any executive officer of the Company; and
•that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.
Benchmarking Our Program Against Peers
To gauge marketplace compensation levels and practices in the fall of 2023 to determine 2024 compensation, the Compensation Committee worked with Board Advisory to conduct a marketplace analysis of our executive compensation practices and pay levels against a group of publicly traded companies that we refer to as the “Compensation Peer Group.”

The Compensation Peer Group, which the Compensation Committee annually reviews and updates, consists of a group of companies that:
•we compete against for talent,
•are in our industry or a similar industry, or
•have broadly similar revenues and employee population.
Our Compensation Peer Group primarily consists of small and mid-sized aerospace, defense and defense technology companies and government contractors, with annual revenues generally ranging from $0.5 to $5.4 billion and market capitalization generally ranging from $1.0 to $37.8 billion, with Palantir as the outlier. Excluding Palantir, the market capitalization generally ranged from $1.0 to $6.6 billion. The 2024 compensation Peer Group generally reflects the applicable defense industry peers that are within the Company’s revenue range and market capitalization parameters commonly used by public companies to identify peers. The 2024 Compensation Peer Group continued to change, as a result of industry consolidation, from the prior year when the Compensation Committee evaluated executive compensation in the fall of 2023, which is reflective of the Company’s challenges in identifying and maintaining appropriate peers, as continued rapid consolidation in the defense industry has resulted in fewer publicly traded small and mid-sized government contractors, and in particular product- and system-based contractors, and few similarly-sized companies with market focuses comparable to the Company’s unique mix of products and solutions.
The consolidation continued in the industry in 2023 and 2024 with the acquisition of Aerojet Rocketdyne Holdings, Inc. completed in July 2023. Due to the continued consolidation in the industry and the growth and product offering of Kratos, our Compensation Advisor made additions to the Compensation Peer Group.
We rely upon the compensation data gathered from the Compensation Peer Group to represent the competitive market for executive talent for Kratos executives. The Compensation Committee strives to establish compensation for the Company’s executive officers within the mid-range of the executive compensation of the Compensation Peer Group, taking into consideration: outliers in the Compensation Peer Group data, the mix of business focus for the respective officers (products versus services or commercial versus government customers), total enterprise value, and the number of duties, roles, and responsibilities of each executive officer.
Compensation Peer Group for 2024

AAR Corp.	Hexcel Corporation
Aerojet Rocketdyne Holdings, Inc.	Kaman Corporation
AeroVironment, Inc.	Mercury Systems, Inc.
Barnes Group, Inc.	Palantir Technologies, Inc.
Comtech Telecommunications Corp.	V2X (formerly Vectrus, Inc.)
Ducommun Incorporated	VSE Corporation
Targeted Pay Mix
Consistent with the pay philosophy approved by the Compensation Committee, our pay mix at target (shown below for our Chief Executive Officer and other named executive officers) involves a compensation mix (at target) that is largely incentive based. The charts below include fiscal year 2024 base salary, target annual incentive, target long-term incentive cash, and target values for equity incentives granted in fiscal year 2024. The charts below illustrate how the mix of total direct compensation for our named executive officers emphasizes variable compensation with a significant focus on long-term incentives tied to our long-term share value, which reflects the estimated target equity compensation based upon the market value as of the date of grant. LTI awards in the form of time-based and performance-based RSUs remain the most significant portion of the target compensation mix, which our Compensation Committee believes aligns the interests of our named executive officers with the Company’s long-term strategy, objectives, growth, performance and long-term stockholder interests and has been a way to incentivize and retain executive officers considering the ongoing salary freezes discussed above.
As reflected in the charts below, for 2024, 37.7% of our Chief Executive Officer’s target total compensation was granted in the form of compensation at risk, or performance-based RSUs with specific threshold increases in profitability or Adjusted EBITDA over a 5 year period required for vesting, and 37.8% was granted in the form of time-based RSUs, such that LTI aggregating to be 75.4% of target total compensation. We believe that our routine outreach and communications with Kratos stockholders and the feedback we receive confirms the Company’s alignment with its stockholders in this compensation approach, including tying a significant portion of executive compensation to at risk compensation components comprised of long-term growth objectives and alignment with stockholder returns.

2024 CEO Target Compensation Mix

Long-Term Equity (Performance Based), 37.7%
Base Salary, 11.5%
Annual Incentive, 11.5%
Other, 1.5%
Long-Term Equity (Time Based), 37.8%
Base Salary
Annual Incentive
Other
Long-Term Equity (Time Based)
Long-Term Equity (Performance Based)

2024 Other NEO Target Compensation Mix

Base Salary, 15.9%
Annual Incentive, 10.2%
Other, 2.3%
Long-Term Equity (Time Based), 35.8%
Long-Term Equity (Performance Based), 35.8%
Base Salary
Annual Incentive
Other
Long-Term Equity (Time Based)
Long-Term Equity (Performance Based)

Elements of the Executive Compensation Program
There are five principal elements of our executive compensation program. Collectively, our Compensation Committee believes that these elements deliver an executive compensation package that achieves the program’s three objectives: build long-term stockholder value; drive sustained, strong business and financial results; and attract, motivate and retain a highly qualified and effective management team to drive our financial and operational performance. The compensation program that the Compensation Committee implemented for fiscal year 2024 reflects a continued focus on simple, transparent, and performance-based compensation that takes into account stockholder feedback gained through our recurring and robust stockholder engagement efforts over the past seven years.

	Link to Program Objectives	Type of Compensation	Key Features
Base Salary	Compensation Committee considers base salaries paid by companies in the Compensation Peer Group and survey data and uses the 50th percentile as a guideline.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive Performance Program	A cash-based award that encourages named executive officers to focus on the business, financial and strategic objectives for each fiscal year. Target incentive opportunity is set as a percentage of base salary.	Cash	Payout is based on profitability, growth, operational performance during the fiscal year, and achievement of specifically stated non-financial objectives that are typically based on successful execution of the Company’s strategic plan. Payout occurs only if minimum performance levels are met.

	Link to Program Objectives	Type of Compensation	Key Features
Long-Term Equity Awards	Links compensation of named executive officer to the building of long-term stockholder value. Keeps the program competitive and helps retain talent.	Equity
Aligns named executive officers’ compensation with the creation of stockholder value.
Issued an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s named executive officers to build long‑term equity value and to align the interests of our named executive officers with our stockholders’ interests. Performance-based RSUs granted in 2024 vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA. Time‑based RSUs vest ratably on each of the first five anniversaries of the date of grant.
New equity award grants contain double-trigger provisions for vesting upon a change in control, subject to any applicable employment or change of control agreements.

Employment and Change of Control Agreements	Ensures named executive officers remain focused on creating sustainable performance.	Benefit
Agreements protect the Company and the named executive officers from risks by providing:
• Economic stability

• Death or disability payments

• Payments and benefits in the event of a change in control.
Pursuant to stockholder feedback, we have continued our policy to eliminate excise tax gross-ups in the event of a change of control for any new employment agreements or renewed or materially amended existing employment agreements.

The following table describes the differences between the Company’s 2024 short-term and long-term incentive compensation for our named executive officers.

Short-Term Incentive Compensation	Long-Term Incentive Compensation
60-75% of named executive officers’ annual incentive compensation is based on factors such as operating cash flow, free cash flow, revenues, backlog, bookings, gross margins, and other key financial metrics of the business, of which Adjusted EBITDA accounts for 25-40% of the financial metrics. For the corporate named executive officers, consolidated Adjusted EBITDA accounts for over 40% of the financial metrics. For the corporate named executive officers, 90% of the consolidated Adjusted EBITDA metric must be met for any portion of the consolidated financial metrics to be earned. For the operational named executive officers, 30% of the business unit Adjusted EBITDA and 10% of the consolidated Adjusted EBITDA account for over 50% of the business unit financial metrics. For the operational named executive officers, 90% of the business unit Adjusted EBITDA metric must be met for any portion of the business unit financial metrics or consolidated financial metrics to be earned.
25-40% of the named executive officers' annual incentive compensation is based on non-financial targets, which are described in the “Target Annual Bonus” section below.
Performance RSUs granted vest 33.3% for every 10% increase in Adjusted EBITDA (fiscal year 2023) during the five-year period of 2024 through 2028.
The Adjusted EBITDA goal set each year reflects a certain amount of growth from the prior year, but such amount of targeted growth varies year to year, depending on the market and industry conditions that may be applicable, all balanced to include discretionary investments the Company is making with the objective of substantially increasing its market share and positioning the Company for significant long-term future organic growth, profitability and stockholder value.

Named executive officers are eligible for short-term incentive compensation related to financial targets once a minimum performance level of 90% of the target Adjusted EBITDA is attained for that year.

Short-term profitability or Adjusted EBITDA is/can be balanced/impacted by that particular year or period’s Federal Government and DoD budget, the size of the DoD budget, DoD budget approval timing, changes in administration or Federal Government or customer agency leadership, the impact of Federal budget CRAs, Federal Government shutdowns or political party impasses, the impact of inflationary cost and the Company’s ability to absorb such cost increases on its firm fixed priced contracts, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully address.

Adjusted EBITDA must increase at least by a threshold of 10% growth to earn any portion of the performance RSUs. A 30% growth threshold of the established Adjusted EBITDA is necessary to earn 100% of the performance RSUs.

These performance metrics encourage sustained and continued improved performance over a longer period of time, beyond the short-term year-to-year goals, with the objective of measuring the long-term return on investments the Company has made in targeted focus and market areas.

The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued based on our Kratos investor and stockholder outreach and communication plan. The Compensation Committee believes that the long-term profitability or Adjusted EBITDA are reflective of the progress of the Company’s revenue growth, return on discretionary investments made, the leverage on fixed overhead, manufacturing, and research and development and SG&A infrastructure, and the expected transition from development to production programs.

The expectation of long-term growth in profits or Adjusted EBITDA is different than the short-term expectation since the short-term profitability is/can be balanced/impacted by that particular year or period’s Federal Government and DoD budget priorities, the size of the DoD budget, DoD budget approval timing, changes in administration or relative Federal Government or customer agency leadership, the impact of Federal budget CRAs, Federal Government shutdowns or political party impasses, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully address.

Base Salary
Base salary is the only fixed element of our named executive officers’ target total direct compensation and is based on historic base salary levels and base salaries paid to executives in comparable positions at the Compensation Peer Group companies. In the fall of each year, the Compensation Committee reviews the base salary for each of our named executive officers and determines whether any adjustments are necessary based on a named executive officer’s level of responsibility, changes in duties, individual performance and achievements, success in contributing to our short-term and long-term objectives, as well as any unique challenges faced by the Company, internal pay equity, changes in the competitive marketplace and taking into account the compensation practices of the Compensation Peer Group companies. The factors that the Company’s Chief Executive Officer takes into consideration in reaching his recommendation for compensation for each of the named executive officers (other than the Chief Executive Officer) include the size of the organization (revenues, operating income, headcount, etc.) the named executive officer manages and the accomplishments of the named executive officer during the most recent period, including contract awards, bid and proposal pipeline, margin improvement, cost containment, and strategic positioning for future growth opportunities, among other factors. The Chief Executive Officer also reviews the size of peer companies and the size of similar and related peer companies’ organizations as related to the named executive officers of the organization. The base salary of our Chief Executive Officer is reviewed and recommended by the Compensation Committee acting in consultation with the other independent members of our Board.
In December 2023, the Compensation Committee applied the same compensation principles as in previous years for 2024 and continued to focus on pay for performance, including a specific focus on the successful execution of the Company’s strategic plan and long-term growth.
Additionally, and also irrespective of the significant and extended CRA, the Company continued a growth trajectory of revenues and Adjusted EBITDA. Company management and the Board recognized that it was critical to continue the significant momentum Kratos had realized in the unmanned aerial drone system and space, satellite and cyber business and turbine technology and propulsion systems and hypersonic areas, to focus on and prioritize the Company’s longer term growth prospects and opportunities for margin expansion and cash flow generation for the next few years, and to incentivize management with this longer term view and horizon. Accordingly, base compensation for a majority of Kratos’ executive officers for 2024 remained unchanged, with the exception of the base salaries of three division presidents which were increased in order to align their salaries to reflect the growth of their divisions, each of their roles and responsibilities, and to be consistent with other Company division presidents.
Our named executive officers’ annual base salaries in 2023, annual base salaries for 2024 and the percentage of 2024 target total direct compensation represented by the 2024 base salaries are as follows:

Named Executive Officer	2023 Base Salary ($)	2024 Base Salary ($)	Percent of 2024 Total Target Direct Compensation	Percent Change from 2023
Eric DeMarco	850,000	850,000	11.5%	—%
Deanna Lund	460,000	460,000	12.6%	—%
Jonah Adelman	350,000	350,000	29.2%	—%
Phillip Carrai	450,000	450,000	17.3%	—%
Steven Fendley	400,000	400,000	13.5%	—%

In September 2024, the Company’s Compensation Committee performed its annual review of the compensation packages for each executive officer, including our Chief Executive Officer, and specifically Mr. DeMarco’s performance and direct impact on the Company’s strategic positioning and execution in multiple priority funded growth areas in the industry, including our identification, establishment and execution of new opportunities associated with new strategic collaboration agreements and ventures in the turbo fan and solid rocket motor areas, and the Company’s overall advancement and achievement in accordance with the Company’s long-term goals. As part of the Compensation Committee’s review process, it also took into consideration that many peer companies of Kratos’ size have a separate Chief Executive Officer and Chief Operating Officer; while at

Kratos, the roles and responsibilities of both the CEO and COO are performed and executed successfully by Mr. DeMarco, including as reflected in the Company’s record financial performance of revenues and Adjusted EBITDA, backlog and bid and proposal opportunity pipeline, and the establishment and execution of new opportunities associated with new collaboration agreements, such as the Joint Development Agreement with General Electric Aero and the recent formation of the Prometheus Energetics entity with RAFAEL. As a result of the Compensation Committee’s review, the Committee recommended an increase in the Chief Executive Officer’s base salary to $1,000,000 for 2025, which is equivalent to the base salary of the 75th percentile of the Compensation Peer Group. In reviewing the base salaries of each executive officer annually, the Compensation Committee also takes into consideration each executive officer’s individual competitive positioning success and achievements in the market, increases or decreases in responsibility or role, and/or other considerations deemed appropriate. Additionally, as part of the Compensation Committee's review, it was noted that after several years of being frozen, the base salaries of two other Kratos executive officers were increased in order to align their salaries to reflect their roles, responsibilities and competitive positioning in the market. The compensation for the Company’s executives continues to remain primarily incentive-based and directly tied to the Company’s performance and growth, to maintain close alignment with long-term stockholder interests.
Target Annual Bonus
Our annual bonus plan rewards executive officers for performance relative to key financial measures that drive value for stockholders. At the beginning of each year, specific financial performance targets are established for all executives based on the annual operating plan (“AOP”) for the Company, relevant market and industry factors and conditions, as related to the applicable Kratos business division. In addition, specific business and strategic objectives are also established at the beginning of the year to be evaluated for measurement at the end of the year under the annual bonus plan. Key considerations in this process include the Company’s strategy, business plan and annual operating plan and an appropriate compensation program to incentivize and retain key executives to successfully further and achieve these plans.
All of our named executive officers have the opportunity to receive incentive compensation in the form of annual cash bonuses based on the achievement of certain individual, business unit (if applicable), and Company performance objectives during the fiscal year.

	Maximum Target Annual Bonus	Criteria for Achievements
Corporate Named Executive Officers (Eric DeMarco & Deanna Lund)	75%-100% of base salary
Financial Goals
If at least 90% of the Company’s Adjusted EBITDA goal is met, then up to 60% of the target bonus can be earned based on achievement of these financial targets:
25% from achieving Kratos’ Adjusted EBITDA target*
10% from achieving Kratos’ revenue target*
25% from achieving Kratos’ free cash flow target*
*Provided that at least 90% of each financial goal is achieved before any bonus can be earned for that particular financial target.
Individual Goals
Up to 40% of the target bonus can be earned based on achievement of non-financial targets, such as building strategic relationships, optimizing Company efficiencies, and furthering the Company’s long term objectives.

Operational Named Executive Officers (Jonah Adelman, Phillip Carrai, and Steven Fendley)	60% of base salary
Financial Goals
If at least 90% of the business division’s Adjusted EBITDA goal is met, then up to 75% of the target bonus can be earned based on achievement of these financial targets:
30% from achieving business division Adjusted EBITDA target*
15% from achieving business division revenue target*
20% from achieving business division free cash flow target*
10% from achieving Company’s consolidated Adjusted EBITDA goal*
*Provided that at least 90% of each financial goal is achieved before any bonus can be earned for that particular financial target.
Individual Goals
Up to 25% of the target bonus can be earned based on achievement of non-financial targets, such as building strategic relationships, pipeline activity, and personnel and contracting accomplishments.

Typically, target cash bonus awards are based upon a percentage of the named executive’s salary and range from 40% to 100% of the named executive’s salary, and actual payouts of bonuses cannot exceed the target cash bonus that is set. Regardless of exceeding incentive performance metrics, the maximum payout for incentive compensation is capped at a maximum 100% of the target award, which is significantly less than the Company’s peer group which have an additional upside for a maximum payout range of 150% to 300% of target when goals are substantially overachieved. In addition, the Company’s minimum threshold for payment of incentive metrics is achievement of at least 90% of the performance metric, as compared to the minimum threshold achievement range of 20% to 90% of the peer group. In determining the appropriate level of target bonus for each executive, the Compensation Committee considers the recommendation of the Chief Executive Officer (other than for himself) and other information collected from public sources for similar positions at peer companies. Under the bonus plan, a majority of each executive’s target bonus amount is based on goals related to the Company’s and/or its business units’ achievement of specific financial targets for the fiscal year, which typically include a combination of Adjusted EBITDA, operating cash flow, revenues, backlog, bookings, gross margins, and other key financial metrics of the business, while the remaining portion of the bonus is based on specific individualized operational and strategic objectives.
The Company’s fiscal year 2024 preliminary AOP, which was finalized in March 2024, reflected the expectations that 2024 would be a transformational year for the Company, including ambitious goals of achieving increased revenues of $1.144 billion, or approximately 10% organic revenue growth, an increase in Adjusted EBITDA of 10% to $105.1 million, and a free cash flow use of approximately $28.6 million, which included a significant internal investment of capital expenditures and other investments in the Company’s strategic transformational growth areas. The Company substantially achieved the revenue target with reported revenues of $1.136 billion, or 99.3% of the target; exceeded the Adjusted EBITDA target of $105.1 million with reported Adjusted EBITDA of $105.7 million; and exceeded the free cash flow use target of $28.6 million with reported free cash flow use of $8.5 million.

Compensation related financial targets for the corporate named executive officers are weighted 10% for revenues, and 25% for Adjusted EBITDA and 25% for free cash flow.
In order to be eligible to receive an award on the financial targets, which determine between 60% to 75% of the executive’s target bonus amount, minimum performance levels of 90% of each financial target must be met, and a minimum performance level of 90% of Adjusted EBITDA targets must be achieved for payment related to the performance measurement for any of the financial targets. Corporate named executive officers are measured by the Company’s Adjusted EBITDA, and operational named executive officers are measured by their respective business division’s Adjusted EBITDA. If the 90% Adjusted EBITDA threshold is not met, no amount will be earned with respect to the portion of the bonus tied to any of the financial targets, regardless of revenue and free cash flow use performance. If the 90% revenue or cash flow target is not met, no amount will be earned on each of the respective performance metrics.
The Compensation Committee has established the allocation of non-financial and strategic achievements at 40% for the corporate named executive officers, as compared to 25% for the operational named executive officers, to reflect the additional company-wide responsibilities of the corporate named executive officers. As noted above, the Compensation Committee reviewed and set the executive performance goals at the beginning of 2024, with the executive performance and level of achievements evaluated through a holistic approach at the end of 2024. As with the challenging financial goals, the Compensation Committee also considers the non-financial goals, which are established at the beginning of each fiscal year, to be rigorous and a key element to the execution of the Company’s strategic priorities and objectives.
The corporate named executive officers must establish, set and execute the Company’s overall strategy, manage the corporate capital structure, manage compliance with regulatory requirements, including new and evolving cyber security certifications, and interface and maintain relations with the Company’s stakeholders, including but not limited to stockholders, syndicate participating banks, and appropriate congressional contacts, including identifying and obtaining funding sources for the Company’s new programs and initiatives. Additionally, the corporate named executive officers must identify and establish strategic partnership arrangements to address and actively participate in certain addressable market opportunities in which the associated probability of win for the Company under such teaming or partnership arrangements is greater than on a stand-alone basis and/or for which the Company’s required investment and/or capital is not adequate to successfully pursue independently. In addition, the corporate named executive officers are responsible for identifying, executing and closing strategic capital transactions, including securities offerings, divestitures, investments, acquisitions and debt refinancing transactions, consistent with and to successfully execute the Company’s strategy.
The Compensation Committee believes that the 40% allocated to the corporate named executive officers’ detailed non-financial and strategic goals at the beginning of the fiscal year and the assessment and measurement of the success of achievement related to these goals at the end of the fiscal year, appropriately and adequately reflects the achieved measurement of these objectives, which may not be as easily measured with a pure financial target.
Achievement of the non-financial objectives for all corporate named executive officers, with the exception of the Chief Executive Officer (whose performance was evaluated and assessed by the Compensation Committee), were evaluated and assessed by the Chief Executive Officer.
The Compensation Committee and/or our Chief Executive Officer (with respect to our named executive officers other than himself) retain discretion, if necessary and deemed applicable, to interpret the terms of the cash bonus plan and to identify the extent to which an individual’s performance objectives have been met in any particular fiscal year. The Compensation Committee and/or the Chief Executive Officer (with respect to our named executive officers other than himself) also retain the right to exclude extraordinary charges or other special circumstances in determining whether the objectives were met during any particular fiscal year and may decide to grant 100% of the targeted cash bonus award (but not more than 100% of the target), even if the financial targets do not fall within the specified range, based upon an evaluation of business conditions, industry trends, and additional accomplishments achieved.
Based on this 40/60 allocation of non-financial and strategic achievements versus financial achievements for corporate named executive officers, the Compensation Committee determined that 100% of the non-financial achievements (or 40% of the targeted cash bonus award) and both the Adjusted EBITDA and free cash flow use financial goals (or a total of 50% of the targeted cash bonus award) were achieved at 100% of the target, and organic revenue growth was achieved at 99.3% of the target, for an aggregate of 99.3% of the total targeted cash bonus award for the corporate named executive officers.
The full 40% of the targeted cash bonus award for non-financial and strategic achievements was awarded to the corporate named executive officers in recognition of the accomplishments relative to the non-financial strategic achievements and accomplishments as compared to the objectives established for the fiscal year 2024, which are substantially summarized in the table below.
Key non-financial focus areas and targets set by the Compensation Committee for the portion of the 2024 annual bonuses tied to non-financial objectives include business and strategic objectives in furtherance of the Company’s long-term strategy. The non-financial goals and objectives for the corporate named executive officers and the level of performance achieved are outlined in the table below.

Corporate Named Executive Officers Non-Financial Objectives (in order to earn up to 40% of target cash bonus award)
Goal (established beginning of 2024)	Performance (as evaluated at the end of 2024)
• Continue to pursue the Company’s strategy of being a disruptive, first to market, leading technology and product company in the National Security market space
• Achieved by continuing to make targeted investments in strategic growth focus areas including its space and satellite, unmanned systems, turbine technologies, microwave products, hypersonic and rocket systems and ballistic missile targets, and training systems businesses, each with potential long-term growth prospects.
• Successful execution achieved in 2024 as demonstrated with the additional successful UAV flights, including the XQ-58A Valkyrie Marine Corps PAACK-P program flight and is currently involved with the USMC project Eagle; other Kratos jet powered tactical drones currently flying include Thanatos, Apollo, Athena, and Air Wolf, each of which is currently under a customer funded contract.
• Kratos’ space and satellite business was awarded significant contract awards for Space Force SATCOM C2 and the U.S. Space Development Agency.
• Zeus 1 and Zeus 2 Solid Rocket Motors (SRMs) completed their first successful flight from the NASA Wallops Flight Facility in Virginia.
• Successful launch of and flight of Kratos Erinyes hypersonic flyer under a customer funded mission, designated Hypersonic Test Bed-1, which enabled the collection of data for multiple experiments to be provided to test teams for design and evaluation of new technologies.
• Subsequent to the successful initial flights of the Zeus SRMs and the Erinyes hypersonic system, Kratos was awarded the MACH-TB 2.0 hypersonic system related contract, the largest contract in Kratos history with an estimated value of $1.45 billion, if all options are exercised over a 5-year period.
• Kratos continues as development lead for Boom Supersonics Overture aircraft engines, the Symphony.

• Identify, explore and establish strategic partnership/teaming arrangements to address and actively participate in certain addressable market opportunities in which the associated probability of win for the Company under such teaming or partnership arrangements is greater than on a Kratos stand-alone basis, and which also limits the Company’s required capital outlay or investment.

• Exceeded goal with establishment of a number of key strategic partnership/teaming arrangements across the turbine technologies and SRM business areas, which enable the Company to participate in certain sizable strategic market opportunities, under which the Company believes that the probability of win is greater under such arrangement rather than on a stand-alone basis.
• The Company entered into a Memorandum of Understanding (MOU) with GE Aerospace to partner on the development and production of small affordable engines that could potentially power unmanned aerial systems, collaborative combat aircraft, missile, drone and similar applications.
• In February 2025, the Company and RAFAEL announced an approximate 50/50 partnership for the establishment of a U.S.-based merchant supplier of solid rocket motors (SRMs) and other energetics named Prometheus.
• Additional strategic partnership/teaming arrangements are in various stages of discussion, which could further expand the Company’s opportunity pipeline.
• Achieved a record backlog of $1.445 billion and a bid and proposal pipeline of $12.4 billion at December 29, 2024.

• Outreach to and communication with congressional leaders in order to strengthen and grow congressional support for the Company’s key strategic initiatives and programs, including identification and retention of sources of funding for the Company’s strategic programs and initiatives	• Accomplished goal by achieving 2024 congressional funding of approximately $58 million in 2024, on top of the $123 million, $42.5 million, $87 million and $55 million in congressional funding in 2023, 2022, 2021 and 2020, respectively, for key Company programs and initiatives.
• Continued development, expansion and maturation of strategic customer and partnership relationships
• Exceeded goal with record bookings of approximately $1.354 billion in 2024, resulting in a book-to-bill ratio for fiscal year 2024 of 1.2 to 1.
• Record backlog of $1.445 billion and a record bid and proposal pipeline of $12.4 billion at December 29, 2024.

• Continue to develop and expand strategic customer relationships with a focus on program awards in key, strategic areas of the U.S. National Defense Strategy.
• Exceeded goal with key major contract awards, including: the $1.45 billion MACH-TB 2.0 contract award, if all options are exercised over a five-year period, to support the Office of the Under Secretary of Defense for Research and Engineering (OUSD (R&E)) Test Resource Management Center (TRMC) to support OUSD’s National Hypersonic Initiative 2.0 by creating an affordable flight test bed to rapidly increase hypersonic flight test capacity; a $34.8 million contract from the USMC for Valkyrie mission system integration; a $116.7 million prime contract to create and operate an Advanced Fire Control Ground Infrastructure (AFCGI) from the U.S. Space Development Agency; an approximate $100 million total potential value hypersonic system program award; a $48 million contract for geolocation global support services; a $45 million award related to a new satellite system; a $79.8 million contract (Lot 20) for 60 BQM-167A Target aircraft systems for the U.S. Air Force; a $57.6 million contract for 70 BQM-177A Aerial Targets for the U.S. Navy; a $499 million multiple award, indefinite-delivery/indefinite-quantity (IDIQ) contract for the design, build, test, and delivery of functioning anti-tamper solutions, a $579 million single award IDIQ, if all options are exercised, for Space Force SATCOM C2 System for the Command and Control (C2) System Consolidated (CCS-C) Sustainment and Resiliency (C-SAR); and an $877 million IDIQ, multiple award sounding rocket award to provide suborbital launch services and launch support.

The operational named executive officers’ 2024 cash bonuses were based on a 25/75 allocation of non-financial and strategic achievements versus financial achievements for each operational named executive officer’s respective business division. The fiscal year 2024 financial achievements for operational named executives for the Revenue, Adjusted EBITDA and Free Cash Flow for each operation ranged from 0% to 100%. The fiscal year 2024 non-financial achievements for operational named executive officers included, among other things, the achievements discussed in the table below. The achievement of non-financial goals of the operational named executive officers, which ranged from 90.0% to 100.0%, were evaluated and assessed by the Chief Executive Officer.

Operational Named Executive Officers Non-Financial Objectives (in order to earn up to 25% of target cash bonus award)
Goal (established beginning of 2024)	Performance (as evaluated at the end of 2024)
• Strengthen and expand certain congressional and customer relationships	• Accomplished goal by achieving an additional approximately $58 million in 2024 congressional funding, on top of the $123 million, $42.5 million, $87 million, and $55 million in congressional funding in 2023, 2022, 2021 and 2020, respectively.
• Get designed-in positions on strategic new programs
• Subsequent to the successful initial flights of Zeus SRM’s and the Erinyes hypersonic system, Kratos was awarded the MACH-TB 2.0 hypersonic system related contract, the largest contract in Kratos history with an estimated value of $1.45 billion if all options are exercised over a five-year period, to support the Office of the Under Secretary of Defense for Research and Engineering (OUSD (R&E)) Test Resource Management Center (TRMC) to support OUSD's National Hypersonic Initiative 2.0 by creating an affordable flight test bed to rapidly increase hypersonic flight test capacity. The Company entered into a MOU with GE Aerospace to partner on the development of production of small affordable engines that could potentially power unmanned aerial systems, collaborative combat aircraft, missile, drone and similar applications. In February 2025, the Company and RAFAEL announced an approximate 50/50 partnership for the establishment of a U.S.-based merchant supplier of solid rocket motors (SRMs) and other energetics named Prometheus.

• Achieve specific product development milestones and operational and/or technical achievements on key strategic programs and initiatives
• Continued evolution and application of its XQ-58A tactical UAS, demonstrating collaborative electronic warfare and kill chain closure with the USMC in the Joint Emerald Flag Exercise, a multi-service and multi-domain training exercise, marking a significant milestone in the Marine Air-Ground Task Force Unmanned Aerial System Expeditionary (MUX) Tactical Aircraft (TACAIR) development; successful initial flights of Zeus rocket motors and Erinyes hypersonic system; continued as development lead for Boom Supersonics Overture aircraft engines, the Symphony.
• Built upon Kratos’ OpenSpace ground platform, Kratos will provide a ground resource manager which will be built for the Orbit-support-to-the-war Fighter program, also known as FOO Fighter, which is tasked with detecting and tracking advanced missile threats, including hypersonic missiles under the recent $116.7 million contract award by the U.S. Space Development Agency.

• Work with other Kratos division presidents for cross-business unit synergies and pursuit of large synergistic program opportunities	• Continued cross-business collaboration and work on a number of synergistic program awards including our space and satellite, C5ISR and hypersonic and rocket systems business.
• Pursue and develop strategic initiatives and programs in support of the Company’s future growth
• Continued leadership in satellite ground segment modernization, introduction of software replacement for traditional satcom hubs, and continued development on new turbine technologies, rocket systems and hypersonic systems to address current market opportunities. Success of initiatives and programs in support of Company’s future growth demonstrated in record annual bookings of $1.354 billion, record backlog of $1.445 billion and record bid and proposal pipeline of $12.4 billion at December 29, 2024

• Hire qualified personnel to execute Company’s strategy
• Personnel headcount has increased by 135 in 2024. However, workforce challenges across the economy and our industry have continued, including the Company’s need for personnel who are able to hold national security clearances, has affected the Company’s ability to obtain qualified employees for certain roles. In addition, the cost of obtaining and retaining this skilled technical labor force has continued to increase due to an imbalance between supply and demand.

Below is a summary of the target awards, maximum awards and actual cash awards paid to the named executive officers for 2024.

	Award Targets		2024 Actual Cash Payout as a % of Target	2024 Actual Cash Payout Amount ($)
Named Executive Officer	Target ($)	Maximum ($)
Eric DeMarco	850,000	850,000	99.3%	844,276
Deanna Lund	345,000	345,000	99.3%	342,677
Jonah Adelman	210,000	210,000	100.0%	210,000
Phillip Carrai	270,000	270,000	22.5%	60,750
Steven Fendley	240,000	240,000	72.8%	174,681
In September 2024, the Compensation Committee reviewed the annual target cash bonus awards for the NEOs, including the duties, roles and responsibilities and individual competitive positioning in the market. The Compensation Committee also took into consideration that many peer companies of Kratos’ size have a separate Chief Executive Officer and Chief Operating Officer; and a separate Chief Financial Officer, VP Finance, VP Investor Relations, and Treasurer, and that the roles and responsibilities of all of these various functions are currently performed and executed successfully by Mr. DeMarco and Ms. Lund, respectively. In recognition of the multiple roles and responsibilities successfully performed by Mr. DeMarco and Ms. Lund, the Compensation Committee proposed a change to Mr. DeMarco and Ms. Lund’s annual target cash bonus award from 100% to 200% and 75% to 100% of base salary, respectively, commencing in 2025. The proposed change by Kratos’ Compensation Committee is within the Compensation Peer Group range of annual target cash bonus awards range from 150% to 300% of total base salary. No other changes were proposed to the annual cash bonus awards for 2025, with the minimum threshold of 90% of each financial target required for any payment of such financial target, which the Compensation Committee noted is one of the most challenging financial target thresholds for annual cash bonus award among Kratos’ peer group. The compensation for the Company’s executive officers continues to remain primarily incentive-based and directly tied to the Company’s performance and growth, to maintain close alignment with long-term stockholder interests.

Equity Awards
Consistent with its belief that equity ownership by executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value, the Compensation Committee granted RSUs in 2024 to the named executive officers as set forth in the table below. The number of RSUs granted to named executive officers in 2024 were granted to incentivize named executive officers considering the ongoing salary freezes discussed above and to further align their interests with the Company’s long-term growth and long-term stockholder interests. The Compensation Committee determined the number of RSUs to grant, in part, by considering total executive compensation of our Compensation Peer Group, taking into account the effect of the past and current salary freezes on total compensation, and granting an appropriate number of RSUs to the Company’s named executive officers such that total compensation of the Company’s named executive officers is in line with that of peer companies. Further, in response to Item 402(x)(1) of Regulation S-K, the Company does not currently grant stock options, stock appreciation rights or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of such options or option-like instruments relative to the Company’s disclosure of material non-public information; but should the Company determine to grant options or option-like instruments, the Board will evaluate the appropriate steps to take in relation to the foregoing.

2024 RSU Grants
Named Executive Officer	No. of Time-based RSUs	Vesting Schedule	No. of Performance-Based RSUs	Vesting Schedule
			Target & Maximum(1)
Eric DeMarco	150,000	Ratably over 5 years	150,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Deanna Lund	75,000	Ratably over 5 years	75,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Jonah Adelman	15,000	Ratably over 5 years	15,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Phillip Carrai	50,000	Ratably over 5 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Steven Fendley	50,000	Ratably over 5 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
	20,000 (2)	Cliff vest year 1
_____________________________________________________________________________
(1) Minimum Threshold is zero if Minimum Adjusted EBITDA growth is not achieved in the 5-year performance period.
(2) Mr. Fendley was granted 20,000 RSUs on February 20, 2024 in recognition of his accomplishments for certain new unmanned systems programs in 2023, as further discussed below.
In 2024, the Compensation Committee continued its practice of granting RSUs with 50% vesting based on time and 50% vesting based on performance (at target). The time‑based RSUs align executive officers’ and stockholders’ long‑term interests with five‑year ratable vesting on the anniversaries of the grant date for the named executive officers. Based on feedback from the Company’s stockholders as a result of our stockholder outreach program, and from our independent compensation consultant and based upon review of the long-term equity grants issued by the Company’s peers, the Compensation Committee decided to continue with performance-based RSUs based on Adjusted EBITDA growth during a five-year performance period to more closely align named executive officers’ interests with the Company’s stock performance and growth.
The Compensation Committee believes that Adjusted EBITDA is an important and meaningful metric of financial performance since it is a commonly used measure of financial performance for comparable companies that have been acquisitive. The Compensation Committee believes that the Adjusted EBITDA growth metric is an appropriate metric to measure the long-term performance of the Company since it is critical that profitability continues to increase and expand as the Company enters into production on key strategic programs, reflecting production and learning efficiencies and leverage on the Company’s overhead, research, development and administrative infrastructure. The longer-term Adjusted EBITDA growth profile reflects the expectation of return on investments that the Company is currently making in core strategic areas. The Compensation Committee believes that this focus on longer-term profitability growth aligns the interests of the management team with the interests of the Company’s stakeholders.
The expectation of long-term growth in Adjusted EBITDA for the long-term incentive compensation is different from the Adjusted EBITDA targets that are established for the Company’s short-term incentive compensation performance metrics. Short-term profitability can be impacted by that particular year or period’s Federal Government and DoD budget priorities, the size of the DoD budget, DoD budget approval timing, changes in administration or relative Federal Government or customer agency leadership, the impact of Federal budget CRAs, Federal Government shutdowns or political party impasses, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully address. Whereas, the long-term incentive compensation requires sustained and continued growth of Adjusted EBITDA (of at least 10%), regardless of what particular internal and external challenges may arise in each particular year during the 5-year period of performance of the performance-based RSUs.
The Company has utilized Adjusted EBITDA growth as the performance metric for 50% of the RSUs granted to executive officers since 2020. Given the aggressive metric of performance-based RSUs vesting 33.3%

for each 10% increase in Adjusted EBITDA during the 5-year performance-period, none of the performance-based RSUs granted since 2020 vested until the close of the most recent fiscal year 2023, in which we reported record revenues, Adjusted EBITDA, backlog and bookings. Following the close of fiscal year 2024, certain performance-based RSUs remain unvested from the 2022 and 2024 long-term equity grants. With the record Adjusted EBITDA performance in 2023 and 2024, the performance criteria for vesting will become progressively more challenging in the future. The remaining unvested portion of the long-term incentive compensation (which is a significant portion of total executive officer compensation) may very well not vest at all for such years. When reviewing the total executive compensation values and the Summary Compensation Table below, it is important to view it in context of the at-risk nature of 50% of the stock awards, since the values in the Stock Awards column below reflect the total potential value of each annual stock grant as if it were earned 100% on the date of grant, valued at the date of grant of January 4, 2024, which was $18.53. For the Chief Executive Officer in particular, the at-risk nature of the long term incentive portion of his compensation is especially apparent in the Pay versus Performance Table on page 64, where the compensation actually paid to the Chief Executive Officer was negative for 2021 and 2022, and now positive for 2023 and 2024, as a result of the calculated fair value of the equity grant awards outstanding - all of which, further reflect how the Chief Executive Officer’s long term compensation is aligned with the Company’s stock price performance and stockholder interest.
In recognition of Mr. Fendley’s strategic achievements for the Company’s Unmanned Systems Division in 2023, the Compensation Committee granted Mr. Fendley an award of 20,000 RSUs on February 20, 2024 that vests on the one-year anniversary of the date of grant. Throughout 2023, Mr. Fendley developed and deepened strategic partnerships and teaming pursuits for certain new unmanned systems programs, which entail time-intensive technical development initiatives and other advancements with extended lead and sales conversion cycles for contract awards, the financial impact of which are expected to convert to sales and profit in the longer term. These tactical successes for the Unmanned Systems Division, which went beyond the established non-financial objectives for Mr. Fendley in 2023, were and continue to be important components in the Company’s long term business strategy of encouraging internal investments towards developing leading technology and being first to market with working and available products and hardware to expand our sales opportunities for tactical drone awards; as such, it was prudent for the Company to recognize Mr. Fendley’s accomplishments with the time-based equity grant.

In addition to the aggressive financial and operational goals outlined in Mr. Fendley’s 2023 incentive letter, the 2023 incentive letter included one strategic objective: for Kratos to enter into a strategic partnership with a certain identified traditional prime contractor system integrator, specifically related to a certain Kratos Tactical UAV, which would position Kratos for potential future large scale deployment and fielding of this UAV system. Mr. Fendley successfully achieved this objective, with a certain branch of the U.S. Armed Forces recently communicating its intention to field Kratos UAS, along with the Kratos strategic partner in 2025.

During 2023, Mr. Fendley also successfully initiated and negotiated the following strategic partnerships and new opportunities, which were not included in Mr. Fendley’s 2023 incentive letter and each of which took significant time and effort from Mr. Fendley:
•A strategic partnership agreement with a certain artificial intelligence (AI) company, for the integration of this partner’s AI into Kratos’ tactical jet drone UAVs, and for the successful “flight” of these AI enabled systems. In 2024, a series of successful flights were performed with this strategic partner’s AI and Kratos’ Tactical UAVs, which has resulted in Kratos and this strategic partner receiving multiple funded contract awards from certain branches of the United Stated Department of Defense, which funded DoD programs are currently being executed.
•A strategic partnership agreement with a separate traditional prime system integrator for the inclusion of certain of Kratos’ high performance jet drones into this prime integrator’s large program with a new government agency final customer. As a result of this successful new partnership that Mr. Fendley initiated and negotiated, in 2025 Kratos is expected to sell certain of its jet drones to this new customer via Kratos’ new partnership arrangement.

•A new opportunity was initiated and negotiated by Mr. Fendley with a certain allied international ministry of defense customer for the sale of certain Kratos jet drones to this potential new international customer. Mr. Fendley’s initiation and negotiations, which we believed were/would be successful, have turned out in fact to be so, with Kratos’ high performance jet drones expected to be delivered to this new customer in 2025.

As noted above, none of these potential very high level/high value strategic partnerships were contemplated by Kratos at the beginning of 2023, nor contemplated in any way in Mr. Fendley’s 2023 incentive letter, which already included aggressive financial and non-financial objectives. Mr. Fendley, on his own initiative, identified and pursued each of these, including significant international travel, which obviously diluted his efforts on his previously identified financial and non-financial goals and objectives included in his 2023 incentive letter. The overall strategic initiative and commitment to Kratos that Mr. Fendley has demonstrated as noted above, and throughout his tenure at Kratos, is applauded and encouraged by Kratos’ Board of Directors. The value Mr. Fendley generates for Kratos’ shareholders is clear and is appreciated by Kratos’ shareholders; and the Kratos Compensation Committee recognized this and rewarded Mr. Fendley with the February 20, 2024 RSU grant, accordingly.
For 2025, the Compensation Committee again granted RSUs with 50% vesting ratably on each of the first five (5) anniversaries of the date of grant and 50% vesting based on performance measured by the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA. With the record Adjusted EBITDA reported by the Company for fiscal 2024, the performance requirement for the 2025 performance-based RSUs includes progressively challenging performance requirements as growth is based upon the record Adjusted EBITDA reported for 2024. Due to the continued consolidation and acquisition activity in the Company’s peer group, additions were made to our Compensation Peer Group in 2024 to evaluate 2025 executive compensation in order to provide a more stable and representative sample of peer companies in the industries we operate in. The 2025 Compensation Peer Group was updated from the 2024 peer group to include Leonardo DRS. The Compensation Committee granted RSUs to the named executive officers in 2025 as set forth in the table below.

2025 RSU Grants
Named Executive Officer	No. of Time-based RSUs	Vesting Schedule	No. of Performance-Based RSUs	Vesting Schedule
Eric DeMarco	150,000	Ratably over 5 years	150,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Deanna Lund	75,000	Ratably over 5 years	75,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Jonah Adelman	15,000	Ratably over 5 years	15,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Phillip Carrai	50,000	Ratably over 5 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Steven Fendley	50,000	Ratably over 5 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Executive Benefits and Perquisites
All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all eligible employees on an equal basis. It is generally our policy not to extend significant perquisites to executives that are not available to employees generally. We sponsor no pension plans or nonqualified deferred compensation plans, beyond the five-year deferral of certain of our Chief Executive Officer’s RSUs, as discussed herein. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

Change in Control and Severance Benefits
Pursuant to employment agreements with Mr. DeMarco, Mr. Carrai, and Mr. Fendley, and a severance and change in control agreement with Ms. Lund, we provide these named executive officers the opportunity to receive additional compensation and benefits in the event of the termination of their employment under certain circumstances or upon a change in control of the Company. Severance and change in control provisions are summarized below in the section entitled “Employment Agreements; Potential Payments Upon Termination or Change in Control.” The Compensation Committee’s analysis indicates that our severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings. We believe that our severance and change in control arrangements with our executive officers are reasonable and within the range offered by peer companies.
Risks Related to Compensation Policies and Practices
The Compensation Committee has considered whether the Company’s overall compensation program for employees in 2024 creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long and short term compensation incentives that we believe is properly weighted, the uniformity of compensation policies across the Company, and the use of our 2024 business plan, which the Compensation Committee regards as setting an appropriate level of risk taking for the Company as a baseline for our annual incentive plan targets. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long-term business transaction in exchange for short-term compensation benefits. The Compensation Committee believes that the risks inherent with the vesting provisions of certain of the 2024 RSU grants that vest upon increases in the Company’s Adjusted EBITDA are mitigated by the balance of the overall compensation package of the executive officers, as well as the long-term vesting of the RSUs granted in prior periods that require sustainability of the stock price and other long-term growth factors.

Summary Compensation Table
The following table summarizes the total compensation earned by our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers at the end of the last completed fiscal year (collectively, the “named executive officers”) for fiscal years 2024, 2023, and 2022. The Stock Awards below reflect the value of the performance-based RSUs at target, at the maximum achievement level, valued at the market price at the date of grant.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total Compensation ($)
Eric DeMarco	2024	850,000	5,559,000	844,276	110,169	(4)	7,363,445
President and Chief	2023	850,000	3,009,000	637,500	77,345	(4)	4,573,845
Executive Officer	2022	760,000	5,895,000	304,000	97,910	(4)	7,056,910

Deanna Lund	2024	460,000	2,779,500	342,677	67,817	(5)	3,649,994
Executive Vice President	2023	460,000	1,504,500	258,750	48,650	(5)	2,271,900
and Chief Financial Officer	2022	460,000	2,947,500	138,000	48,209	(5)	3,593,709

Jonah Adelman (9)	2024	350,000	555,900	210,000	81,848	(6)	1,197,748
President, Microwave	2023	350,000	300,900	204,750	81,578	(6)	937,228
Electronics Division	2022	350,000	589,500	27,183	81,655	(6)	1,048,338

Phillip Carrai	2024	450,000	1,853,000	60,750	32,833	(7)	2,396,583
President, Space, Training	2023	450,000	1,003,000	238,193	32,158	(7)	1,723,351
& Cyber Solutions Division	2022	450,000	1,965,000	44,357	12,825	(7)	2,472,182

Steven Fendley	2024	400,000	2,263,000	174,681	55,364	(8)	2,893,045
President, Unmanned	2023	400,000	1,003,000	60,000	44,927	(8)	1,507,927
Systems Division	2022	400,000	2,183,800	51,429	12,825	(8)	2,648,054
_______________________________________________________________________________
(1)Represents performance-based cash bonus awards to named executive officers earned in the referenced fiscal year as set forth above. Annual cash bonus awards under Kratos’ cash bonus plans are paid based on the achievement of certain objectives approved by the Compensation Committee as described in further detail above.
(2)The amounts shown equal the fair value of RSU awards at the date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“Topic 718”). We caution that the amount ultimately realized from the RSU awards will likely vary based on several factors, including our actual operating performance, stock price fluctuations and the timing of sales. A discussion of the assumptions used in calculating the grant date fair value of the RSUs is set forth in Note 10 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024 filed with the SEC on February 26, 2025.
(3)Represents the value of RSUs assuming the performance-based RSUs are granted at target, which is also the maximum achievement level under such awards. Under Topic 718, the fair value of the performance-based RSU's at the date of grant is calculated by multiplying the closing price per share of our common stock on the grant date by the number of shares subject to such performance-based RSU's.
(4)Represents the cash payout of $98,077, $65,385 and $87,693 for accrued but unused paid time off for 2024, 2023 and 2022, respectively; and the Company’s matching contribution to the 401(k) plan of $12,092 in 2024, $11,960 in 2023 and $10,217 in 2022.
(5)Represents the cash payout for accrued but unused paid time off of $53,077, $35,385, and $35,384, in 2024, 2023 and 2022, respectively, and the Company’s matching contribution to the 401(k) plan of $14,740 in 2024, $13,265 in 2023, and $12,825 in 2022.
(6)Represents the Company’s contribution to severance, disability, and insurance plans generally provided in Israel, including education funds. This amount represents $29,224, $29,128, and $29,155 in Israeli severance fund payments for 2024, 2023 and 2022, respectively; $26,312, $26,225, and $26,250 in managerial insurance funds for 2024, 2023 and 2022, respectively; $0, $0 and $0 for disability insurance payments for 2024, 2023 and 2022, respectively; and $26,312, $26,225, and $26,250 in supplemental education fund contribution for 2024, 2023 and 2022, respectively.
(7)Represents the Company’s matching contribution to the 401(k) plan of $15,525, $14,850, and $12,825 for 2024, 2023 and 2022, respectively, and the cash payout for accrued but unpaid paid time off of $17,308 in 2024 and 2023.

(8)Represents the cash payout of $40,004 and $30,077 for accrued but unused paid time off for 2024 and 2023, $15,360, $14,850 and $12,825 for the Company’s matching contribution to the 401(k) plan in 2024, 2023 and 2022, respectively.
(9)The New Israeli Shekel (“NIS”) amounts relating to compensation for Mr. Adelman are translated into the U.S. dollar at the exchange rate of NIS into U.S. dollars at the time of payment.
Grants of Plan-Based Awards
The following table sets forth for the fiscal year ended December 29, 2024 certain information regarding grants of plan-based awards to each of our named executive officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: No. of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Target
Eric DeMarco	1/4/2024 (2)	—	850,000	850,000	150,000	150,000	5,559,000
Deanna Lund	1/4/2024 (2)	—	345,000	345,000	75,000	75,000	2,779,500
Jonah Adelman	1/4/2024 (2)	—	210,000	210,000	15,000	15,000	555,900
Phillip Carrai	1/4/2024 (2)	—	270,000	270,000	50,000	50,000	1,853,000
Steven Fendley	1/4/2024 (2)	—	240,000	240,000	50,000	50,000	2,263,000
	2/20/2024	—	—	—	—	20,000 (5)	410,000
_______________________________________________________________________________
(1)Amounts shown are the estimated possible payouts for fiscal year 2024 under the annual cash bonus program, based on certain assumptions. The actual bonuses awarded to the named executive officers for the 2024 fiscal year are reported in the above Summary Compensation Table under the column “Bonus.”
(2)Amounts shown represent performance-based RSUs granted under the 2023 Equity Incentive Plan (the “2023 Plan”) to the named executive officers in fiscal year 2024. As more fully described above, the performance-based RSUs granted on January 4, 2024 vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA.
(3)Amounts shown represent time-based RSUs granted under the 2023 Plan to the named executive officers in fiscal year 2024. As more fully described above, the time-based RSUs vest ratably over five years in five equal annual installments on each anniversary of the date of grant.
(4)The fair value of stock awards as calculated in accordance with Topic 718 is $18.53 per share for the time‑based grants and for the performance‑based grants made on January 4, 2024. This value is calculated assuming the performance-based RSUs are granted at target. For Mr. Fendley's February 20, 2024 RSUs, the fair value of stock awards as calculated in accordance with Topic 718 is $20.50.
(5)Mr. Fendley was granted 20,000 RSUs on February 20, 2024, which vest on the one-year anniversary of the date of grant, in recognition of the accomplishments Mr. Fendley achieved in 2023.

Outstanding Equity Awards at December 29, 2024
The following table sets forth the outstanding equity awards for each named executive officer as of December 29, 2024.

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)($)
Eric DeMarco	990,000	(2)	26,254,800
Deanna Lund	400,000	(3)	10,608,000
Jonah Adelman	80,000	(4)	2,121,600
Phillip Carrai	266,667	(5)	7,072,009
Steven Fendley	290,000	(6)	7,690,800

_______________________________________________________________________________
(1)Represents the aggregate market value of the unvested RSUs held by the named executive officers as of December 29, 2024, based on the closing price of a share of Kratos common stock of $26.52 on December 27, 2024 and based on the assumption that the performance-based RSUs granted in 2021, 2022, 2023, and 2024 are granted at target.
(2)Comprised of: (i) 50,000 RSUs granted on January 2, 2010 that vest on the 15 year anniversary of the date of grant; (ii)115,000 RSUs granted on January 1, 2015 that vest on the 10 year anniversary of the date of grant; (iii) 80,000 RSUs granted on January 3, 2020, 30,000 of which vest ratably on the anniversary of the date of grant during the remaining one year of a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iv) 25,000 RSUs granted on January 3, 2020 that vest on the 5 year anniversary of the date of grant; (v) 110,000 RSUs granted on January 4, 2021, 60,000 of which vest ratably on each anniversary of the date of grant during the remaining two years of a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (vi) 190,000 RSUs granted on January 3, 2022, 90,000 of which vest ratably on each anniversary of the date of grant during the remaining three years of a five-year period and 100,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (vii) 120,000 RSUs granted on January 3, 2023, which vest ratably on each anniversary of the date of grant during the remaining four years of a five-year period; and (viii) 300,000 RSUs granted on January 4, 2024, 150,000 of which vest ratably on each anniversary of the date of grant during a five-year period and 150,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period. The unvested RSUs may vest earlier upon (i) a change in control of the Company, subject to certain conditions, (ii) death or (iii) a termination of employment without cause. Effective March 31, 2021, the five-year deferral period no longer applies to the performance-based RSUs granted in 2019 and 2020 (but remains on the time-based RSUs granted in 2019 and 2020).
(3)Comprised of: (i) 40,000 RSUs granted on January 3, 2020, 15,000 of which vest ratably on the anniversary of the date of grant during the remaining one year of a five-year period and 25,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (ii) 55,000 RSUs granted on January 4, 2021, 30,000 of which vest ratably on the anniversary of the date of grant during the remaining two years of a five-year period and 25,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iii) 95,000 RSUs granted on January 3, 2022, 45,000 of which vest ratably on the anniversary of the date of grant during the remaining three years of a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iv) 60,000 RSUs granted on January 3, 2023, which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period; and (v) 150,000 RSUs granted on January 4, 2024, 75,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 75,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period. The unvested RSUs may vest earlier upon (i) a change in control of the Company, subject to certain conditions or (ii) a termination of employment without cause.
(4)Comprised of: (i) 8,000 RSUs granted on January 3, 2020, 3,000 of which vest ratably on the anniversary of the date of grant during the remaining one year of a five-year period and 5,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (ii) 11,000 RSUs granted on January 4, 2021, 6,000 of which vest ratably on the anniversary of the date of grant during the remaining two years of a five-year period and 5,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iii) 19,000 RSUs granted on January 3, 2022, 9,000 of which vest ratably on the anniversary of the date of grant during the remaining three years of a five-year period and 10,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iv) 12,000 RSUs granted on January 3, 2023, which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period; and (v) 30,000 RSUs granted on January 4, 2024, 15,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 15,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period. The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.
(5)Comprised of: (i) 26,667 RSUs granted on January 3, 2020, 10,000 of which vest ratably on the anniversary of the date of grant during the remaining one year of a five-year period and 16,667 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (ii) 36,667 RSUs granted on January 4, 2021, 20,000 of which vest ratably on the anniversary of the date of grant during the remaining two years of a five-year period and 16,667 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iii) 63,333 RSUs granted on January 3, 2022, 30,000 of which vest ratably on the anniversary of the date of grant during the remaining three years a five-year period and 33,333 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iv) 40,000 RSUs granted on January 3, 2023, which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period; and (v) 100,000 RSUs granted on January 4, 2024, 50,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period. The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.
(6)Comprised of: (i) 26,667 RSUs granted on January 3, 2020, 10,000 of which vest ratably on the anniversary of the date of grant during the remaining one year of a five-year period and 16,667 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (ii) 36,667 RSUs granted on January 4, 2021, 20,000 of which vest ratably on the anniversary of the date of grant during the remaining two years of a five-year period and 16,667 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iii) 63,333 RSUs granted on January 3, 2022, 30,000 of which vest ratably on the anniversary of the date of grant during the remaining three years of a five-year period and 33,333 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iv) 3,333 RSUs granted April 4, 2022 which vests on the 3rd anniversaries of the date of grant; (v) 40,000 RSUs granted on January 3, 2023, which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period; (vi) 100,000 RSUs granted on January 4, 2024, 50,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; and (vii) 20,000 RSUs granted on February 20, 2024, which vest on the first anniversary of the date of grant. The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.

Option Exercises and Stock Vested
The following table shows vesting of our named executive officers’ RSUs during the fiscal year ended December 29, 2024. No stock options were exercised by our named executive officers during fiscal year ended December 29, 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Eric DeMarco	595,000	10,942,200
Deanna Lund	335,000	6,148,200
Jonah Adelman	67,000	1,229,640
Phillip Carrai	223,333	4,098,794
Steven Fendley	239,999	4,394,915
_______________________________________________________________________________

(1) Value realized on vesting includes achievement at the level of 66.6% for the 50% performance-based RSUs granted in 2020 based on Adjusted EBITDA growth over the measurement period, achievement at the level of 66.6% for the 50% performance-based RSUs granted in 2021 based on Adjusted EBITDA growth over the measurement period, achievement at the level of 33.3% for the 50% performance-based RSUs granted in 2022 based on Adjusted EBITDA growth over the measurement period and achievement at the level of 100% for the 50% performance-based RSUs granted in 2023 based on Adjusted EBITDA growth over the measurement period.

Non-Qualified Deferred Compensation
We sponsor no pension plans or nonqualified deferred compensation plans, beyond the five-year deferral of certain of our Chief Executive Officer’s RSUs, as discussed herein.

Named Executive Officer	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE($) (2)
Eric DeMarco (1)	11,019,175	31,359,900
Deanna Lund	—	—
Jonah Adelman	—	—
Phillip Carrai	—	—
Steven Fendley	—	—
_______________________________________________________________________________
(1)In the table above, for the deferred RSUs, the Aggregate Earnings in Last FY column includes any increase (or decrease) in the Company’s stock price between December 31, 2023 (based on the closing stock price of Kratos common stock of $20.29 on December 29, 2023) and December 29, 2024 (based on the closing stock price of Kratos common stock of $26.52 on December 27, 2024. This row reflects 1,182,500 deferred RSUs for Mr. DeMarco.
(2)The value of the aggregate balance at the end of the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs held by the named executive officers as of December 29, 2024 by the closing price of a share of Kratos common stock on December 27, 2024 ($26.52).

Pay Versus Performance Table
The following table sets forth information concerning the compensation of our named executive officers (“NEOs”) for each of the fiscal years 2020, 2021, 2022, 2023, and 2024, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100
			Average	Average	Investment Based on:			Company
	Summary		Summary	Compensation		Peer Group		Selected
	Compensation	Compensation	Compensation	Actually Paid to	Total	Total	Net	Measure
	Table Total	Actually Paid	Table Total for	Non-PEO	Shareholder	Shareholder	Income (Loss)	Adjusted
Year	for PEO ($)(1)	to PEO ($)(1)	Non-PEO NEOs ($)	NEOs ($)	Return ($)	Return ($)(2)	($)	EBITDA ($)(3)

2024	7,363,445	11,277,095	2,534,342	3,999,613	146	159	16,359,000	105,690,000
2023	4,573,845	19,176,995	1,610,101	5,360,194	113	122	(8,900,000)	95,440,000
2022	7,056,910	(6,007,149)	2,440,571	(715,533)	57	108	(36,900,000)	70,700,000
2021	9,499,003	(5,800,040)	3,484,031	326,825	108	93	(2,000,000)	82,900,000
2020	8,236,370	25,945,757	2,686,473	6,102,458	152	107	79,600,000	78,500,000
(1) Amounts represent compensation actually paid to our principal executive officer (“PEO”) and the average compensation actually paid to our other named executive officers for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	Eric DeMarco	Deanna Lund, Jonah Adelman, Phillip Carrai, Steven Fendley
2023	Eric DeMarco	Deanna Lund, Jonah Adelman, Phillip Carrai, Steven Fendley
2022	Eric DeMarco	Deanna Lund, Jonah Adelman, Phillip Carrai, Steven Fendley
2021	Eric DeMarco	Deanna Lund, Jonah Adelman, Phillip Carrai, Steven Fendley
2020	Eric DeMarco	Deanna Lund, Jonah Adelman, Phillip Carrai, Steven Fendley
The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” columns do not reflect the actual compensation paid to or realized by our PEO or our non-PEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the Summary Compensation Table for certain other compensation of our PEO and our non-PEO NEOs for each applicable fiscal year and the Options Exercised and Stock Vested table for the value realized by each of them upon the vesting of stock awards during 2024.

Compensation actually paid to our NEOs represents the "Total" compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2022		2023		2024
		Average Non-		Average Non-		Average Non-
	PEO ($)	PEO NEOs ($)	PEO ($)	PEO NEOs ($)	PEO ($)	PEO NEOs ($)
Total Compensation Reported in the Summary
Compensation Table for Applicable FY	7,056,910	2,440,571	4,573,845	1,610,101	7,363,445	2,534,342
Adjustments
Deduction for Amounts Reported under "Stock
Awards" and "Option Awards" Columns in the
Summary Compensation Table for Applicable FY	(5,895,000)	(1,921,450)	(3,009,000)	(952,850)	(5,559,000)	(1,862,850)
Increased based on ASC 718 Fair Value of
Awards Granted during Applicable FY that
remains Unvested as of Applicable FY End,
determined as of Applicable FY End	3,096,000	1,006,200	6,087,000	1,927,550	7,956,000	2,652,000
Increase/deduction for Awards Granted during
Prior FY that were Outstanding and Unvested
as of Applicable FY End, determined based on
change in ASC 718 Fair Value from Prior FY End
to Applicable FY End	(10,669,000)	(2,325,237)	11,615,050	2,796,587	4,610,200	991,610
Increase/deduction for Awards Granted during
Prior FY that Vested During Applicable FY,
determined based on change in ASC 718 Fair
Value from Prior FY End to Vesting Date	403,941	84,383	(89,900)	(21,194)	(3,093,550)	(315,489)
TOTAL ADJUSTMENTS	(13,064,059)	(3,156,104)	14,603,150	3,750,093	3,913,650	1,465,271
Compensation Actually Paid	(6,007,149)	(715,533)	19,176,995	5,360,194	11,277,095	3,999,613
(1) Adjustments include the following assumptions used to calculate the fair value of the awards at each valuation date in accordance with Topic 718:
•For awards of time-based RSUs, adjustments reflected are based on the fair value of the awards as of the applicable valuation date calculated by multiplying the change in stock price at each fiscal year end presented by the number of shares of restricted stock outstanding on such valuation date.
•For the performance-based RSUs, adjustments reflected are based on the fair value of the awards as of the applicable valuation date calculated by multiplying the stock price at each fiscal year end by the number of performance-based RSUs outstanding and by the estimated probability of achieving the performance target that was used to calculate our Topic 718 expense for each fiscal year.
•Discussion of the assumptions used in calculating the grant date fair value of the RSUs is set forth in Note 10 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024 filed with the SEC on February 26, 2025.
(2) For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) for the following companies, which represent the peer group of companies used by us for purposes of Item 201(e) of Regulation S-K under the Exchange Act in the our Annual Report on Form 10-K for the fiscal year ended December 29, 2024: AAR Corp., AeroVironment Inc., CACI International Inc., Ducommun Inc., Frequency Electronics Inc., Leidos Holdings Inc., Mercury Systems Inc. and Parsons Corp.

(3) Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitution for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring. Adjusted EBITDA is a non-GAAP measure. A definition of Adjusted EBITDA, and a reconciliation of Adjusted EBITDA to the nearest GAAP counterpart, is provided in Annex A.
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income(loss), and (iv) our Adjusted EBITDA, in each case, for the fiscal years 2020, 2021, 2022, 2023, and 2024.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid
30,000,000
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
0
(5,000,000)
(10,000,000)
Total Shareholder Return
160
140
120
100
80
60
40
20
0
FY2020
FY2021
FY2022
FY2023
FY2024
Paid to PEO
Avg Paid to Non-PEOs
Cumulative TSR
Peer Group TSR

Compensation Actually Paid versus Net Income (Loss)
30,000,000
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
—
(5,000,000)
(10,000,000)
Compensation Actually Paid
100,000,000
80,000,000
60,000,000
40,000,000
20,000,000
—
(20,000,000)
(40,000,000)
(60,000,000)
Net Income(Loss)
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
Paid to PEO
Avg Paid to Non-PEOs
Net Income (Loss)

Compensation Actually Paid versus Adjusted EBITDA
30,000,000
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
—
(5,000,000)
(10,000,000)
Compensation Actually Paid
120,000,000
100,000,000
80,000,000
60,000,000
40,000,000
20,000,000
—
Adjusted EBITDA
FY2020
FY2021
FY2022
FY2023
FY2024
Paid to PEO
Avg Paid to Non-PEOs
Adjusted EBITDA

Pay Versus Performance Tabular List
We believe the following represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 29, 2024:
Adjusted EBITDA
Revenue

Free Cash Flow
For additional details regarding our most important financial performance measures, please see the sections titled “Target Annual Bonus” and “Equity Awards” in our Compensation Discussion and Analysis (CD&A) elsewhere in this Proxy Statement.
Employment Agreements; Potential Payments Upon Termination or Change of Control
In addition to other compensation arrangements described elsewhere in this proxy statement, we have entered into agreements with our named executive officers as follows:
Employment Agreement with Eric DeMarco
The terms of the Second Amended and Restated Executive Employment Agreement dated August 4, 2011 with Mr. DeMarco (the “DeMarco Agreement”) provide for Mr. DeMarco’s compensation, eligibility to receive annual incentive awards and to participate in long-term incentive, employee benefit and retirement programs.
In the event that Mr. DeMarco is terminated without cause or upon the occurrence of a change of control followed by a triggering event, he will be entitled to receive a lump sum payment equal to the sum of three times his current base salary, plus three times his maximum target bonus potential for the year in which he was terminated, less any bonus amounts already received for such year, accelerated vesting of all equity awards and participation for Mr. DeMarco and his dependents in our employee health care program for three years or, if earlier, until Mr. DeMarco procures health care coverage through another employer. Receipt of the foregoing severance compensation is conditioned upon, among other things, Mr. DeMarco’s compliance with the one year post-termination non-solicitation provision set forth in the DeMarco Agreement and execution of a full general release releasing the Company from all claims the executive may have against the Company. For the avoidance of doubt, Mr. DeMarco’s entitlement to the severance compensation described above shall remain in full force and effect in the event of a change of control of the Company. Additionally, in the event that there is a change of control of the Company, Mr. DeMarco shall be entitled to accelerated vesting of 100% of all outstanding and unvested equity awards.
The timing of severance payments and benefits under the DeMarco Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Mr. DeMarco’s employment agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code (“Section 280G”).
The vesting terms of Mr. DeMarco’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, Mr. DeMarco’s unvested RSUs will vest in the event of a termination of service without cause, a change of control, and death. Assuming a termination without cause or other triggering event had occurred on December 29, 2024, this provision would have resulted in accelerated vesting of unvested equity awards valued at $26,254,800 (for purposes of calculation, the 2021, 2022, 2023 and 2024 awards were valued at the targeted performance amount).
If Mr. DeMarco had been terminated on December 29, 2024 without cause or in connection with a change of control, he would have received the following benefits under his employment agreement; (i) a lump sum payment of $5,100,000, equal to three times his current base salary and three times his maximum target bonus potential for the year; (ii) the accelerated vesting of RSU awards with an aggregate market value on December 29, 2024 of $26,254,800 (for purposes of calculation, the 2021, 2022, 2023 and 2024 awards were valued at the targeted performance amount); (iii) continued participation by Mr. DeMarco and his family in the Company’s group health insurance benefits on the same terms as during his employment until the earlier of three years following his termination or procurement of health care coverage through another employer, provided that if the Company’s insurance carrier will not allow for such benefits continuation the Company shall pay the premiums required to continue Mr. DeMarco’s group health care coverage during the period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), with a three-year aggregate cost of $97,731; and (iv) a gross-up payment as described above.
For purposes of the DeMarco Agreement, the terms “cause,” “change of control” and “triggering event” have the following meanings:

Cause.    As defined more completely in the DeMarco Agreement, “cause” means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of executive with respect to executive’s obligations or otherwise relating to the business of the Company, (ii) executive’s material breach of the agreement or the Company’s standard form of confidentiality agreement, (iii) executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (iv) executive’s willful neglect of his duties or poor performance.
Change of Control.    As defined more completely in the DeMarco Agreement, “change of control” means any one of the following occurrences: (i) any person (other than persons who are employed by the Company or its affiliates at any time more than one year before a transaction) becomes the “beneficial owner” within the meaning of Rule 13d-3 of the Exchange Act directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company’s then-outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), (ii) during any consecutive one-year period following the date of the employment agreement, individuals who constituted the Board at the beginning of such period or their approved replacements (the “Beginning Board”) cease for any reason to constitute a majority of the Board, but only to the extent that such acquisition constitutes a “change in the effective control” of Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), (iii) a merger or consolidation of Company with any other corporation unless: (a) the voting securities of Company outstanding immediately before the merger or consolidation would continue to represent at least 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no acquiror becomes the “beneficial owner,” directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company’s then outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), and (iv) any person acquires all, or substantially all, of Company’s assets, but only to the extent that such acquisition results in a “change in the ownership of a substantial portion” of Company’s assets within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(vii).
Triggering Event.    As defined more completely in the DeMarco Agreement, “triggering event” means (i) executive’s termination from employment by the Company without cause, (ii) a material change in the nature of executive’s job or responsibilities, or (iii) the relocation of executive’s principal place of work to a location more than 30 miles from the location executive was assigned to immediately prior to the change of control, and such relocation results in executive’s one-way commute to work increasing by more than 30 miles from the executive’s principal place of residence as of immediately prior to the announcement of such relocation, and (iv) the Company’s material breach of the agreement. No triggering event shall be deemed to have occurred unless the executive separates from service within 12 months of the date of such triggering event.
Severance and Change of Control Agreement with Deanna Lund
The terms of the Second Amended and Restated Severance and Change of Control Agreement dated August 4, 2011 with Ms. Lund (the “Lund Agreement”) provide that, upon a change of control of the Company, Ms. Lund shall be entitled to accelerated vesting of 100% of all of her outstanding and unvested stock options and other equity awards. In the event of a termination without cause, Ms. Lund shall be entitled to accelerated vesting of 100% of her outstanding and unvested stock options and other equity awards. The Lund Agreement also provides for severance payments to Ms. Lund as follows: (i) if Ms. Lund is terminated without cause prior to a change of control, she is entitled to (A) severance compensation equal to one year of her base salary then in effect and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of one year following termination, or (ii) if she terminates as a result of a triggering event after a change of control, she is entitled to: (A) severance compensation equal to two years of her base salary then in effect, plus her maximum potential bonus amount for two years and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of two years following termination or resignation. The definitions of cause, change of control and triggering event set forth in the Lund Agreement are consistent with the definitions set forth in the DeMarco Agreement, as described above.
The timing of severance payments and benefits under the Lund Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Ms. Lund’s severance agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G.
The vesting terms of Ms. Lund’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, Ms. Lund’s unvested RSUs will vest in the event of a termination of service without cause and a change of control. Assuming a termination without cause had occurred on December 29, 2024, this provision would have resulted in accelerated vesting of unvested equity awards valued at $10,608,000 (for purposes of calculation, the 2021, 2022, 2023 and 2024 awards were valued at the targeted performance amount).
Under the Lund Agreement, if Ms. Lund had been terminated without cause on December 29, 2024, she would have received the following benefits: (i) severance compensation equal to one year of her base salary then in effect, in the amount of $460,000, (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of one year following termination with an aggregate annual cost of $32,577, and (iii) the accelerated vesting of her RSU awards with an aggregate market value on December 29, 2024 of $10,608,000 (for purposes of calculation, the 2021, 2022, 2023 and 2024 awards were valued at the targeted performance amount). If Ms. Lund terminated on December 29, 2024 as a result of a triggering event after a change of control she would have received the following benefits: (i) severance compensation equal to two years of her base salary and target bonus then in effect, in the amount of $1,610,000, (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of two years following termination totaling $65,154, (iii) the accelerated vesting of RSUs with an aggregate market value on December 29, 2024 of $10,608,000 (for purposes of calculation, the 2021, 2022, 2023 and 2024 awards were valued at the targeted performance amount); and (iv) a gross-up payment as described above.
Arrangements with Jonah Adelman
There is no employment agreement between Mr. Adelman and the Company. The vesting terms of Mr. Adelman’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Adelman will vest in the event of a change in control. Assuming a change in control had occurred on December 29, 2024, this provision would have resulted in accelerated vesting of unvested equity awards valued at $2,121,600 (for purposes of calculation, the 2021, 2022, 2023 and 2024 awards were valued at the targeted performance amount).
Employment Agreement with Phillip Carrai
Under the terms of the January 1, 2023 Employment Agreement with Mr. Carrai (the “Carrai Agreement”), Mr. Carrai’s annual base salary is $450,000, which is eligible for annual increases in accordance with the Company’s then current compensation policies. In addition, Mr. Carrai is entitled to receive additional annual discretionary incentive compensation of up to 60% of his base salary. In the event of his termination without cause, the Carrai Agreement provides that Mr. Carrai shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date and (ii) any incentive compensation earned as of the termination date. In addition, in the event Mr. Carrai is terminated without cause upon a change of control (as defined in the 2014 Plan), Mr. Carrai is entitled to receive continued payment of his base salary for a period of twelve months. Such payments would be contingent upon the effectiveness of a standard release agreement.
For purposes of the Carrai Agreement, cause is defined as (i) executive’s misconduct; (ii) executive’s willful violation of posted policy or rules of the Company; (iii) executive’s willful refusal to follow the lawful directions given by executive’s direct supervisor or the President of the Company from time to time or breach of any material covenant or obligation under the employment agreement or other agreement with the Company; or (iv) executive’s breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the company.
The vesting terms of Mr. Carrai’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Carrai will vest in the event of a termination of service without cause and/or a change of control. Assuming a change in control had occurred on December 29, 2024, this provision would have resulted in accelerated vesting of unvested equity awards valued at $7,072,009 (for purposes of calculation, the 2021, 2022, 2023 and 2024 awards were valued at the targeted performance amount). If Mr. Carrai had been terminated on December 29, 2024 without cause, he would have received (i) severance compensation equal to $450,000 to be paid over twelve months and (ii) any incentive compensation earned as of the termination date. If Mr. Carrai had been terminated on December 29, 2024 upon a change in control, he would have received the following benefits: (i) severance compensation equal to twelve months of his base salary then in effect, which was $450,000 annually; and (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 29, 2024 of $7,072,009 (for purposes of calculation, the 2021, 2022, 2023 and 2024 awards were valued at the targeted performance amount).
Employment Agreement with Steven Fendley
Under the terms of the January 1, 2024 Employment Agreement with Mr. Fendley (the “Fendley Agreement”), Mr. Fendley’s base salary is $400,000, which is eligible for annual increases in accordance with the Company’s then current compensation policies. In addition, Mr. Fendley is entitled to receive equity incentive grants at the discretion of the Company’s President and Compensation Committee. In the event of his termination without cause, the Fendley Agreement provides that Mr. Fendley shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date, (ii) any incentive compensation earned as of the termination date, and (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination. If, within twelve months following a change of control of the Company (as defined in the 2014 Plan), Mr. Fendley is terminated without cause or he resigns for good reason (as defined below), Mr. Fendley shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date, (ii) any incentive compensation earned as of the termination date, (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination and (iv) accelerated vesting of 100% of all of his outstanding and unvested stock options and RSUs. Such payments would be contingent upon the effectiveness of a standard release agreement.
For purposes of the Fendley Agreement, cause is defined as (i) executive’s misconduct; (ii) executive’s violation of posted policy or rules of the Company; (iii) executive’s willful refusal to follow the lawful directions given by executive’s direct supervisor or the Chief Executive Officer of the Company from time to time or breach of any material covenant or obligation under the employment agreement or other agreement with the Company; (iv) executive’s breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the Company; or (v) failure to timely secure or loss of any security clearance the Company deems necessary or desirable for the executive to perform the duties of the position.
For purposes of the Fendley Agreement, good reason is defined as (i) a material change in the nature of executive’s role or job responsibilities which, when considered in their totality as a whole, are substantially diminished in nature (ignoring any such changes that necessarily result from the Company not being publicly-traded if the Company ceases to be publicly-traded in connection with a change of control); (ii) the relocation of executive’s principal place of work to a location more than thirty miles from his current place of work and such relocation results in his one-way commute to work increasing by more than thirty miles based on executive’s principal place of residence immediately before such relocation was announced; or (iii) the Company materially breaches the Fendley Agreement.
The vesting terms of Mr. Fendley’s RSUs and stock options are governed by the agreements under which each RSU and stock option was granted; and pursuant to such RSU and stock option agreements, certain RSUs and stock options granted to Mr. Fendley will vest in the event of a change of control. Assuming a change of control had occurred on December 29, 2024, this provision would have resulted in accelerated vesting of unvested equity awards valued at $7,690,800 (for purposes of calculation, the value of the 2021, 2022, 2023 and 2024 awards was valued at the targeted performance amount). If Mr. Fendley had been terminated on December 29, 2024 without cause, he would have received (i) severance compensation equal to $400,000 to be paid over twelve months (ii) any incentive compensation earned as of the termination date and (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination with an aggregate annual cost of $21,151. If Mr. Fendley had been terminated on December 29, 2024 upon a change in control, he would have received the following benefits: (i) severance compensation equal to twelve months of his base salary then in effect, which was $400,000 annually; (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 29, 2024 of $7,690,800 (for purposes of calculation, the value of the 2021, 2022, 2023 and 2024 awards were valued at the targeted performance amount); and (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination with an aggregate annual cost of $21,151.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company must annually disclose in its proxy statement the median of the annual total compensation of all employees (excluding the Chief Executive Officer (“CEO”)), the annual total compensation of its CEO, and the ratio of the CEO compensation to the median employee compensation. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We determined that, as of December 29, 2024, our employee population (including employees of our consolidated subsidiaries) consisted of approximately 4,067 employees in the U.S. and foreign jurisdictions.
We determined the required ratio by:
•calculating the total annual cash compensation of all employees except the CEO, using base salary plus annual incentive as a consistently applied compensation measure; and then sorting those employees from highest to lowest;
•determining the median employee from that list; and
•calculating the total annual compensation of our CEO and of the median employee using the same methodology required for the Summary Compensation Table on page 59.
The total annual compensation for our CEO for fiscal year 2024 was $7,363,445. The total annual compensation for the median employee was $92,452, representing the amount of such employee’s compensation for 2024 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee was a named executive officer for 2024. The resulting ratio of CEO pay to the pay of the Company’s median employee for fiscal year 2024 is 79.65 to one.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION
The Compensation Committee periodically reviews comparative market data and recommendations from the Company’s Human Resources Department and compensation consultants with regard to the structure of our non-employee director compensation program and the amounts paid to our non-employee directors. The following table summarizes the quarterly retainer and committee fees payable to our non-employee directors during the fiscal year ended December 29, 2024. All such fees are paid quarterly in arrears.

	2024 Director Compensation
Board Member Quarterly Retainer	$12,500
Board Chairman Quarterly Fee	$7,500
Audit Committee Chair Quarterly Retainer	$3,750
Audit Committee Member Quarterly Fee	$1,500
Designated Financial Expert Quarterly Fee	$1,250
Compensation Committee Chair Quarterly Retainer	$3,750
Compensation Committee Member Quarterly Fee	$1,500
Nominating & Governance Committee Chair Quarterly Retainer	$3,750
Nominating & Governance Committee Member Quarterly Fee	$1,250
Annual Equity Award Upon Election or Re-Election to Board	10,000 RSUs	(1)
_______________________________________________________________________________
(1)Our non-employee directors receive 10,000 RSUs at the time of election or re-election for their board service and such RSUs vest after one year to match the elected director term of service. Each of our non-employee directors received 10,000 RSUs on May 21, 2024, which vest on the first anniversary of the grant date, subject to the terms of the applicable award agreement.
Our directors also receive reimbursement for all out-of-pocket expenses related to their duties, including, but not limited to, travel, car rental and lodging fees.
    Beginning in 2021, the Compensation Committee implemented a deferral plan where directors may elect whether or not to defer the issuance of their respective vested RSUs awarded in 2021 or later until a separation of service occurs.

Director Summary Compensation Table
The following table summarizes the total compensation that our directors (other than directors who are named executive officers) earned for services rendered as members of our Board during the fiscal year ended December 29, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Scott Anderson(2)	71,250	217,000	—	288,250
Bradley Boyd(3)	50,000	217,000	—	267,000
Bobbi Doorenbos(4)	37,500	217,000	—	254,500
Daniel Hagen(5)	45,750	217,000	—	262,750
William Hoglund(6)	97,000	217,000	—	314,000
Scot Jarvis(7)	76,000	217,000	—	293,000
Amy Zegart(8)	65,000	217,000	—	282,000
_______________________________________________________________________________

(1)Amounts shown in this column reflect the grant date fair value computed in accordance with Topic 718 with respect to awards of RSUs. On May 21, 2024, each of Mr. Anderson, Colonel Boyd, General Doorenbos, Mr. Hoglund, Mr. Jarvis, and Ms. Zegart were granted 10,000 RSUs for their service on the Board. The grant date fair value of each RSU granted on May 21, 2024 was $21.70. The assumptions on which this valuation is based are set forth in Note 10 to the audited financial statements included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 29, 2024, filed with the SEC on February 26, 2025.

(2)Mr. Anderson held 110,000 RSUs as of December 29, 2024, of which 100,000 RSUs had vested.
(3)Colonel Boyd held 10,000 unvested RSUs as of December 29, 2024.
(4)General Doorenbos held 10,000 unvested RSUs as of December 29, 2024.
(5)Mr. Hagen served on the Board until his resignation on October 2, 2024.
(6)Mr. Hoglund held 122,000 RSUs as of December 29, 2024, of which 112,000 RSUs had vested.
(7)Mr. Jarvis held 120,000 RSUs as of December 29, 2024, of which 110,000 RSUs had vested.
(8)Ms. Zegart held 90,000 RSUs as of December 29, 2024, of which 80,000 RSUs had vested.

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviews and approves the Company’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Scot Jarvis, Chairperson
Bobbi Doorenbos
William Hoglund
        The foregoing Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 17, 2025, except to the extent indicated otherwise in the footnotes, by (i) each stockholder known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

	Beneficial Ownership(1)
	Common Stock
Identity of Owner or Group	Shares		% Ownership
Named Executive Officers(2)
Eric DeMarco	1,450,698	(3)	*
Deanna Lund	337,136	(4)	*
Jonah Adelman	79,348		*
Phillip Carrai	340,531	(5)	*
Steven Fendley	414,436	(6)	*
Directors
Scott Anderson c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075	96,068	(7)	*
Bradley Boyd 10680 Treena Street, Suite 600 San Diego, CA 92131	3,280		*
Bobbi Doorenbos 10680 Treena Street, Suite 600 San Diego, CA 92131	—		*
William Hoglund P.O. Box 1914 Wilson, WY 83014	408,000	(8)	*
Scot Jarvis c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075	110,417	(9)	*
Amy Zegart 10680 Treena Street, Suite 600 San Diego, CA 92131	10,000	(10)	*
5% Stockholders:
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,164,826	(11)	7.94%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	11,713,686	(12)	7.64%
All Directors and Executive Officers as a Group (17 persons)	3,639,865	(13)	2.37%
Total Shares Outstanding	153,285,643
______________________________________________________________________________
*    Represents less than one percent (1%).
(1)This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of our common stock within 60 days of March 17, 2025. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 153,285,643 shares of common stock outstanding on March 17, 2025.
(2)The address for all named executive officers is 10680 Treena Street, Suite 600, San Diego, CA 92131; except for Mr. Adelman, whose business address is 20 Pierre Koenig Street, Jerusalem, Israel 91531; Mr. Carrai, whose business address is 13530 Dulles Technology Drive, Suite 600, Herndon, VA 20171; and Mr. Fendley, whose business address is 1 Chisholm Trail, Suite 3200, Round Rock, TX 78681.
(3)Includes approximately 19,006 shares held in Kratos’ 401(k) Plan, 42,910 shares purchased through the Purchase Plan, and 1,388,782 shares held in trust, over which Mr. DeMarco has shared voting and investment power.
(4)Includes approximately 19,988 shares held in Kratos’ 401(k) Plan, and 16,626 shares purchased through the Purchase Plan.
(5)Includes approximately 4,023 shares held in Kratos’ 401(k) Plan, 11,385 shares purchased through the Purchase Plan, and 46,644 shares held in trust over which Mr. Carrai has shared voting and investment power.
(6)Includes approximately 1,997 shares held in Kratos’ 401(k) Plan, and 3,333 shares subject to RSUs that will be delivered within 60 days from March 17, 2025.
(7)Includes 14,333 shares held by the Anderson Family Trust for the benefit of Mr. Anderson’s children, for which voting and investment power are held by the trustee. Mr. Anderson disclaims beneficial ownership of the shares held by the Anderson Family Trust. Excludes 100,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(8)Includes 272,193 shares held by a family limited liability company, and 135,807 shares that are held in a trust for the benefit of Mr. Hoglund’s children over which Mr. Hoglund has shared voting and investment power. Excludes 112,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(9)Excludes 110,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(10)Includes 10,000 shares held in a trust over which Ms. Zegart has shared voting and investment power. Excludes 80,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(11)Based on information contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 13, 2024 with respect to holdings of Kratos common stock as of December 29, 2023. The Vanguard Group had sole voting power over 0 shares, shared voting power over 86,477 shares, sole dispositive power over 11,955,506 shares, and shared dispositive power over 209,320 shares.
(12)Based on information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 24, 2024 with respect to holdings of Kratos common stock as of December 31, 2023. Blackrock Inc. had sole voting power over 11,440,483 shares, shared voting power over 0 shares, sole dispositive power over 11,713,686 shares, and shared dispositive power over 0 shares
(13)Includes 3,333 shares subject to RSUs that will be delivered within 60 days from March 17, 2025. Excludes 402,000 RSUs held by directors that have vested or will vest within 60 days of March 17, 2025, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Information about our equity compensation plans as of December 29, 2024 is as follows (shares in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights	Weighted Average Exercise Price of Outstanding Options, and Rights(2)	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Stockholders(1)	5,286	$—	6,796	(3)
Equity Compensation Plans Not Approved by Stockholders	—	$—	—
Total	5,286	$—	6,796
_______________________________________________________________________________
(1)Includes the 2005 Equity Incentive Plan, 2011 Equity Incentive Plan, 2014 Equity Incentive Plan, 2023 Equity Incentive Plan, and the Purchase Plan.
(2)The weighted-average exercise price does not take into account 5,286,166 shares of common stock issuable upon vesting of outstanding RSU awards from plans approved by stockholders, which have no exercise price.
(3)Includes 3,700,184 shares reserved for issuance under the Purchase Plan. For the offering period ended December 29, 2024, 271,210 shares were issued, and 3,700,184 shares remain available for issuance under the Purchase Plan as of March 17, 2025.

For more information regarding our equity compensation plans, see Note 10 to the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024, filed with the SEC on February 26, 2025.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent (10%) of a registered class of our equity securities (the “Reporting Persons”) to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.
To the best of our knowledge and based solely upon our review of the copies of such reports furnished to us for the fiscal year ended December 29, 2024 and the information provided to us by the Reporting Persons, we believe that all Reporting Persons complied with Section 16(a) during the 2024 fiscal year.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. We will deliver promptly on written or oral request a separate copy of the proxy statement and annual report. Please direct your request to Kratos Defense & Security Solutions, Inc., c/o Corporate Secretary, 10680 Treena Street, Suite 600, San Diego, California 92131 or call Investor Relations at (858) 812-7300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers.
STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2026 proxy statement, a stockholder’s proposal must be received by us no later than December 5, 2025 and must otherwise comply with Rule 14a-8 under the Exchange Act. Any stockholder proposal received after December 5, 2025 will be considered untimely, and will not be included in our proxy materials for our 2026 annual meeting of stockholders. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws.
Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations for consideration at our annual meeting of stockholders must provide advance notice in writing to our Corporate Secretary, with such proposal sent to the Company’s principal executive offices at: 1 Chisholm Trail, Suite 3200, Round Rock, TX 78681, Attn: Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year’s annual meeting of stockholders (or if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, notice by the stockholder to be timely must be so received, not more than 120 days prior to such annual meeting and not less than (i) 90 days prior to such annual meeting, or (ii) if later, the 10th day following the day on which public disclosure of the date of such annual meeting was made by the Company). Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Therefore, to be presented at our 2026 annual meeting, such a proposal must be received by the Company not earlier than the close of business on January 14, 2026 and not later than the close of business on February 13, 2026.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act that is postmarked or transmitted electronically to the registrant at its principal executive office no later than March 15, 2026.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2026 annual meeting. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.
While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2026 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.
ANNUAL REPORT
Our 2024 Annual Report on Form 10-K accompanies the proxy materials being provided to all stockholders. We will provide, without charge, additional copies of our 2024 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at our Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Eric DeMarco President and Chief Executive Officer
April 4, 2025

Annex A

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) attributable to Kratos adjusted for net income attributable to noncontrolling interest, income from discontinued operations, net interest expense, provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction loss (gain ).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income (loss) or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net loss to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems, ballistic missile target and space and satellite businesses as related units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for unused, excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Non-recoverable rates and costs. In fiscal 2022, the Company incurred non-recoverable rates and costs as a result of its inability to hire the required direct labor base to execute on its backlog due to a challenging environment in hiring and retaining skilled personnel. In addition, in 2022 the Company incurred non-recoverable rate growth resulting from a smaller than planned direct labor base due to delays in customer program execution and awards.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

A - 1

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.
Reconciliation of Net income (loss) attributable to Kratos to Adjusted EBITDA is as follows:

	Twelve Months Ended
	December 29,	December 31,	December 25,
	2024	2023	2022

Net loss attributable to Kratos	$16.3	$(8.9)	$(36.9)
Interest expense, net	3.0	20.5	17.7
Loss on extinguishment of debt	—	—	13.0
Provision for income taxes from continuing operations	10.2	8.7	0.2
Depreciation (including cost of service revenues and product sales)	31.7	26.4	23.1
Stock-based compensation	29.8	25.3	26.3
Foreign transaction loss	0.5	1.7	0.1
Amortization of intangible assets	8.6	6.8	7.4
Amortization of capitalized contract and development costs	1.7	2.3	1.3
Acquisition and restructuring related items and other	3.9	1.3	14.8
Plus: Net income attributable to noncontrolling interest	—	11.3	3.7
Adjusted EBITDA	$105.7	$95.4	$70.7

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Twelve Months Ended
	December 29,	December 31,	December 25,
	2024	2023	2022
Acquisition and transaction related items	$0.7	$0.4	$0.7
Restructuring costs	—	—	1.5
Non-recoverable rates and cost	—	—	6.4
Legal related items	3.2	0.9	5.9
	$3.9	$1.3	$14.5

A - 2

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KTOS2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68917-P27592

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01) Scott Anderson	05) William Hoglund
02) Bradley Boyd	06) Scot Jarvis
03) Eric DeMarco	07) Deanna Lund
04) Bobbi Doorenbos	08) Amy Zegart

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V68918-P27592

Kratos Defense & Security Solutions, Inc.
This proxy is solicited by the Board of Directors
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2025

The undersigned hereby appoints Eric DeMarco and Deanna Lund, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Kratos Defense & Security Solutions, Inc. (Kratos) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Kratos to be held virtually at www.virtualshareholdermeeting.com/KTOS2025 on May 14, 2025 at 9:00 A.M. (PDT), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. If you attend the Annual Meeting via the virtual meeting, you can vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/KTOS2025 with your multi-digit Control Number provided in your proxy materials.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1, FOR THE APPROVAL OF PROPOSALS 2 AND 3. THE PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Continued and to be signed on reverse side